Exhibit 10.1

LEASE

THIS LEASE is made as of the         day of February, 2010, by and between Park 70 Partners, L.P., a Delaware limited partnership (“Landlord”), and EnerDel, Inc., a Delaware corporation (“Tenant”). In consideration of the mutual covenants contained herein, Landlord and Tenant agree as follows:

1. Leased Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord that portion of the building (the “Building”) which is crosshatched and/or outlined in red on the floor plan of the Building attached hereto as Exhibit A and incorporated herein by this reference, together with the exclusive use of the parking areas identified as “EnerDel Parking” and the loading areas identified as “EnerDel Loading” thereon (collectively, the “Leased Premises”), which Building has been constructed by Landlord on the parcel of real estate located in Hancock County, Indiana, that is described on Exhibit B attached hereto and incorporated herein by this reference (the “Real Estate”). The Building consists of approximately four hundred twenty-three thousand (423,000) gross square feet. The Leased Premises will consist of approximately two hundred eleven thousand five hundred (211,500) gross square feet in the western portion of the Building. The Building, Real Estate and related improvements constructed or to be constructed on the Real Estate and used in connection with the Building (the “Improvements”) are collectively referred to as the “Development.” The Development is a part of the land, buildings, common areas, improvements and facilities commonly known as Axcess70 (the “Project”). Landlord shall be entitled to make additions, modifications, alterations and repairs to, and otherwise modify, the Development and the Project provided that: (a) such changes are not in violation of Landlord’s other obligations under this Lease, (b) such changes do not materially interfere with the parking or loading for the Leased Premises, (c) such changes do not materially interfere with the Tenant’s access to the Leased Premises or the Building, or (d) such changes do not materially increase Tenant’s costs. Landlord hereby grants to Tenant, its officers, employees, invitees and customers, subject to the terms and conditions of the recorded declaration of covenants, conditions and restrictions applicable to the Project (the “Declaration”) and the rights granted from time to time by Landlord to other tenants and occupants of the Project, the non-exclusive right to use the Common Areas for parking, ingress to and egress from the Leased Premises. For purposes of this Lease, the term “Common Areas” shall mean all paved, landscaped and grassy areas located on the Real Estate and within the Development. The Common Areas shall include all driveways, parking areas and sidewalks, but shall exclude that portion of Real Estate upon which the Building is located.

2. Lease Term and Holding Over.

(a) Initial Lease Term. The initial term of this Lease (the “Initial Lease Term”) shall be for a period commencing on the date (the “Commencement Date”) which is the earlier of (i) March 1, 2010, or (ii) the date Tenant occupies the Leased Premises, and ending at 11:59 p.m. on the day before the twenty-fourth (24th) monthly anniversary of the Commencement Date if the Commencement Date is the first day of a calendar month or the first day of the first calendar month following the Commencement Date if the Commencement Date is not the first day of a calendar month; provided that the Initial Lease Term shall be extended to a date thirty (30) days after the expiration of the Put Option Period if Landlord does not exercise its Put right under the Option Agreement (as later defined) and extended to the Put Closing Date Deadline if Landlord does exercise its Put right (as those capitalized terms are defined in the Option Agreement). The Initial Lease Term and the New Primary Term (as defined in Section 26 and if applicable) are referred to collectively as the “Lease Term.” Promptly upon the occurrence of the Commencement Date, Landlord and Tenant shall execute a letter agreement certifying the Commencement Date.

(b) Holdover Possession. If Tenant holds over and remains in possession of the Leased Premises after the expiration of the Lease Term, with the consent of Landlord, then such holding over and continued possession shall create a tenancy from month to month upon and subject to the same terms and conditions of this Lease in effect when the Lease Term expires, except for the length of the term of this Lease. At any time, either party may terminate such tenancy from month to month upon 30 days written notice delivered to the other party in accordance with Section 23. If Tenant holds over and remains in possession of the Leased Premises after the expiration of the Lease Term, without the consent of Landlord, then Tenant shall indemnify and hold harmless Landlord from and against any and all claims, judgments, liabilities, losses, costs, and expenses (including, without limitation, reasonable attorneys’ fees and court costs) arising from, or in connection with, such possession. Tenant shall pay to Landlord for each day that it holds over without the consent of Landlord 150% of the Base Rent (as defined in Section 3) in effect when expiration occurs, computed on a daily basis.

3. Rent.

(a) Payment of Base Rent. Tenant shall pay to Landlord annual base rent (the “Base Rent”) for the Leased Premises in the following amounts:

(i)	During the Initial Lease Term, an amount equal to $780,000.

(ii)	During the Extension Term (if applicable), an amount determined in accordance with Section 26.

Base Rent shall be payable in equal monthly installments and in advance on or before the first day of each full and partial calendar month during the Lease Term; provided that, (A) Base Rent for months 1, 23 and 24 of the Initial Lease Term shall be payable in full on or before the Commencement Date (the “Prepaid Rent”); and (B) if the Lease Term expires on a date other than the last day of a calendar month, then the Base Rent payable for such partial calendar month shall be an amount equal to the monthly installment of Base Rent otherwise then in effect, divided by the number of days in the full calendar month during which the Lease Term expires, and multiplied by the number of days in the partial calendar month before and including the date of expiration.

(b) Payment of Additional Rent. In addition to the payment of Base Rent, Tenant shall pay to Landlord, as additional rent (the “Additional Rent”), all other sums, charges, and payments required to be paid by Tenant to Landlord under this Lease, whether or not the same are designated as Additional Rent. All Base Rent and Additional Rent shall be paid without relief from valuation and appraisement laws, and shall be payable without offset for any amount due or claimed to be due from Landlord to Tenant. Base Rent and Additional Rent are referred to collectively as “Rent.”

(c) Past Due Payments. If any Rent shall become overdue for a period in excess of ten (10) days, then such unpaid Rent shall bear interest from the date due to the date of payment at the rate of interest equal to the prime rate, as reported by the Wall Street Journal’s bank survey on such due date, plus eight percent (8%) per annum. Such interest shall be in addition to, and not in lieu of, any other right or remedy that Landlord may have hereunder, at law, or in equity.

(d) Place of Payments. All payments of Rent required to be made, and all statements required to be delivered, by Tenant to Landlord shall be made and delivered to Landlord at its address set forth in Section 23, or to such other address as Landlord specifies to Tenant in accordance with that Section.

4. Landlord’s Work and Tenant’s Work.

(a) Workletter Agreement. Landlord shall perform, or cause to be performed, all work (collectively, the “Landlord’s Work”) required to be performed by Landlord pursuant to the Workletter Agreement attached hereto as Exhibit C and incorporated herein by this reference (the “Workletter Agreement”). Landlord shall not commence, or cause to be commenced, the Landlord’s Work until after April 30, 2010.

(b) Acceptance of Leased Premises. Upon substantial completion of the Landlord’s Work, Landlord and Tenant shall execute a letter agreement in the form attached hereto as Exhibit D (the “Letter Agreement”). By its execution of the Letter Agreement and occupancy of the Leased Premises, Tenant shall be deemed to represent and certify that it has examined the Landlord’s Work and that it thereby accepts the Landlord’s Work in its condition at the time, subject to latent defects which could not be reasonably observed by a professional inspection of the Leased Premises. Except as expressly provided above with respect to Landlord’s Work, Tenant, by executing this Lease, acknowledges that it has secured (or had sufficient opportunity to secure) a professional inspection of the Leased Premises and is accepting the Leased Premises in its “as-is” condition, without warranties of any type, expressed or implied, except as otherwise set forth herein and except with respect to latent defects which could not be reasonably observed by a professional inspection of the Leased Premises.

(c) Tenant’s Work. Tenant shall be responsible for the costs and expenses of all work necessary to prepare the Leased Premises for initial occupancy by Tenant that either has not been constructed as of the date of this Lease or is not expressly included in Landlord’s Work. All such work shall be subject to the terms and conditions set forth in Subsection 8(a), Tenant shall submit to Landlord, plans and specifications (the “Tenant Office Plans”) for the construction of the office portions of the Leased Premises to be constructed during the Initial Lease Term (the “Tenant’s Work”). If at the time Tenant is prepared to have the Tenant’s Work performed, Park 70 Partners, L.P. is still the Landlord under this Lease, Browning Construction, Inc. (“BCI”) shall have a right of first refusal to perform such Tenant’s Work (the “Tenant’s Work ROFR”). Upon Tenant’s receipt of an acceptable and bona fide quote (the “Tenant’s Work Quote”) for the construction of the Tenant’s Work, Tenant shall provide Landlord with a copy of the Tenant’s Work Quote and copies of all bid documents and responses relating to the Tenant’s Work Quote, and: (1) in the event that Landlord does not provide Tenant with BCI’s written acceptance to perform the work for Tenant in accordance with the Tenant’s Work Quote within ten (10) business days after Tenant provides Landlord with a copy of the Tenant’s Work Quote (the “Tenant’s Work ROFR Period”), the Tenant’s Work ROFR shall be deemed waived for such Tenant’s Work; and (2) in the event that Landlord does provide Tenant with BCI’s written acceptance to perform the work in accordance with the Tenant’s Work Quote within the Tenant’s Work ROFR Period, BCI shall perform the Tenant’s Work in accordance with the terms and conditions of the Tenant’s Work Quote.

5. Refundable Security Deposit. A refundable security deposit in the amount of One Hundred Eighty Thousand Dollars ($180,000.00) shall be delivered by Tenant to Landlord on or before the Commencement Date ($130,000 of the Prepaid Rent for Base Rent for months 23 and 24 of the Initial Lease Term shall be included in such amount) (the “Security Deposit”). Landlord and Tenant agree that: (i) $65,000 of the Security Deposit shall be applied by Landlord for the payment of Base Rent for month 23 of the Initial Lease Term, when such amount is due and payable to Landlord; (ii) $65,000 of the Security Deposit shall be applied by Landlord for the payment of Base Rent for month 24 of the Initial Lease Term, when such amount is due and payable to Landlord; and (iii) the remainder of the Security Deposit represents the reasonably estimated cost that will be incurred by Landlord to return the Leased Premises to its original condition following expiration of the Lease Term in the event that Tenant does not return the Leased Premises to its original condition following expiration of the Lease Term pursuant to the terms and conditions of this Lease. Landlord shall be required to keep the Security Deposit separate from its other accounts. In the event that Tenant makes alterations to or constructs additional improvements or installs equipment on the Leased Premises, such as and including Tenant’s Work, Landlord’s Security Deposit shall be increased prior to Tenant commencing the construction of any such alteration or improvement or the installation of any such equipment to reflect Landlord’s reasonable estimate of the cost to return the Leased Premises to its original condition following expiration of the Lease Term in the event that Tenant does not return the Leased Premises to its original condition pursuant to the terms and conditions of this Lease. If Tenant returns the Leased Premises to its original condition following expiration of the Lease Term, pursuant to the terms and conditions of this Lease, the Security Deposit shall be returned to Tenant within forty-five (45) days after the expiration of the Lease Term and otherwise, Landlord shall provide Tenant with an itemized list of any items to which the Security Deposit is to be applied within forty-five (45) days after the expiration of the Lease Term.

6. Taxes, Insurance, Utilities and Operating Expenses.

(a) Property Taxes. “Property Taxes” shall mean and include all real property taxes (and charges in lieu of real property taxes) and assessments, general and special, assessed against or levied on, against or with respect to the Development and all personal property taxes (and charges in lieu of personal property taxes) and assessments, general and special, assessed against or levied on, against or with respect to personal property used in connection with or located on the Common Areas, together with the reasonable cost (including fees of attorneys, consultants and appraisers) of any negotiation, contest or appeal pursued by Landlord in an effort to reduce any such tax, assessment or charge.

(b) Insurance. “Insurance” shall mean and include all premiums and charges for property insurance on the Development and such other insurance (including, without limitation, liability insurance for personal injury, death and property damage, insurance against fire, extended coverage, theft or other casualties, workmen’s compensation insurance covering personnel, fidelity bonds for personnel, rent insurance, and plate glass insurance) maintained by Landlord on or with respect to the Development.

(c) Utilities. “Utilities” shall mean and include all charges for water, sewer and other utilities supplied to the Development or any portion thereof and all utilities supplied to the Common Areas including, but not limited to, electricity, heat and water, excepting charges for utility services paid directly by Tenant pursuant to Section 9 below or any other tenant of the Development pursuant to its lease and excepting utilities that are separately metered to portions of the Building not leased by Tenant and which do not constitute Common Areas.

(d) Operating Expenses. “Operating Expenses” shall mean the reasonable amount of all costs and expenses of every kind and nature paid or incurred by Landlord in connection with operating and maintaining any part of the Common Areas, the Building, Improvements or other portions of the Development, or any easements appurtenant to the Development as determined by Landlord in accordance with generally accepted accounting principles consistently applied and as if the Building was at least ninety-five percent (95%) occupied for the entire calendar year. Such costs and expenses specifically include, without limitation, all costs and expenses of operating, maintaining, repairing, lighting, signing, cleaning, painting, paving, and striping the Common Areas; removal of snow, ice, trash and debris; costs and expenses of repair or replacement of paving, curbs, walkways, landscaping, pipes, ducts, conduits and similar items, and lighting facilities; costs and expenses of planting, replanting and replacing flowers, shrubbery and planters; maintenance and repairs costs, dues, fees and assessments incurred under the Declaration; costs of services, if any, furnished by Landlord for the non-exclusive use of all tenants of the Development; and a reasonable amount for Landlord’s administrative costs and overhead. Operating Expenses shall not include the cost of any capital improvements except as follows: (i) amortization of capital improvements that produce a net reduction in operation costs together with interest at the rate of eight percent (8%) per annum on the unamortized balance thereof, provided that such capital improvements shall only be performed after the useful life of the improvement being replaced is ended or such improvement is broken or damaged and otherwise irreparable at a cost that is reasonable in comparison to the cost of replacement; and (ii) the cost or portion thereof reasonably allocable to the Building, amortized over such period as Landlord shall reasonably determine, together with the interest at the rate of eight percent (8%) per annum on the unamortized balance, of any capital improvements made to the Development by Landlord after the date of this Lease which are required under any governmental law or regulation that was not applicable to the Development at the time the Building was constructed, provided that such capital improvement shall not be performed until compliance with such law or regulation is required and the existing status of such improvement is no longer “grandfathered” as being in compliance with such law or regulation. Only the amortized portion shall be included in Operating Expenses. The amortization of any cost saving capital improvements shall be done on a straight line basis, using the reasonably estimated useful life or the approximate annual cost savings of the cost saving capital improvements, and the annual amortization amount included in Operating Expenses (including any interest charge) on account of any such cost saving improvement shall not exceed the amount of the annual cost savings resulting therefrom, as certified in connection with each annual Operating Expense statement in which any such annual amortization charge shall be included.

The term “Operating Expenses” shall not include repairs, restoration or other work occasioned by fire, windstorm or other insured casualty, expenses incurred in leasing or procuring lessees, leasing commissions, advertising expenses, expenses for renovating space for new lessees, legal expenses incident to enforcement by Landlord of the terms of any lease, interest or principal payments on any mortgage or other indebtedness of Landlord.

(e) Additional Rent. During the Lease Term, Tenant shall pay to Landlord, as additional rent, an amount equal to the amount of Tenant’s Pro Rata Share (as hereinafter defined) of the Property Taxes, Insurance, Utilities and Operating Expenses which are paid or incurred by Landlord in any calendar year. Tenants Pro Rata Share shall mean fifty percent (50%). Tenant shall make monthly payments to be applied against Tenant’s obligation to pay Tenant’s Pro Rata Share of the Property Taxes, Insurance, Utilities and Operating Expenses paid or incurred by Landlord in any calendar year in advance on the first day of each calendar month during the Lease Term based upon a reasonable estimate by Landlord of such amounts to be paid or incurred by Landlord. Within ninety (90) days of the end of each calendar year, Landlord will provide Tenant with a computation of Tenant’s Pro Rata Share of the actual Property Taxes, Insurance, Utilities and Operating Expenses paid or incurred by Landlord during such calendar year. If the total of all estimated payments made by Tenant for such calendar year is more than Tenant’s Pro Rata Share of the actual Property Taxes, Insurance, Utilities and Operating Expenses paid or incurred by Landlord during such calendar year, Tenant will receive a credit in the amount of such excess against its estimated monthly payments for Tenant’s Pro Rata Share of Property Taxes, Insurance, Utilities and Operating Expenses for the next calendar year or a refund of such excess if there are no subsequent estimated monthly payments to be made by Tenant. If the total of all estimated payments made by Tenant for such calendar year is less than Tenant’s Pro Rata Share of the actual Property Taxes, Insurance, Utilities and Operating Expenses paid or incurred by Landlord for such calendar year, Tenant shall pay such deficiency to Landlord within thirty (30) days of receipt of the computation of Tenant’s Pro Rata Share of the actual Property Taxes, Insurance, Utilities and Operating Expenses from Landlord. Tenant agrees to make timely payment of all amounts due as Additional Rent under this Section 6, including any Additional Rent which becomes due or is computed after the end of the Lease Term. The Tenant’s obligations under this Section 6 shall survive the expiration of the Lease Term or earlier termination of this Lease. In the event that the Lease Term commences or expires other than on the first or last day of a calendar year, Tenant’s obligation to pay Tenant’s Pro Rata Share of the Property Taxes, Insurance, Utilities and Operating Expenses for such calendar years shall be prorated based upon the number of days of the Lease Term that occur in such calendar years. In the event that the Development is insured, serviced, assessed or maintained as part of a larger parcel, then Landlord shall allocate a fair and equitable amount of such insurance costs, service charges, assessments and maintenance charges, as the case may be, to the Development or applicable portion thereof. Property Taxes shall be deemed incurred by Landlord at the time such Property Taxes are assessed or levied and/or become a lien. Within ninety (90) days of the end of the Lease Term, Landlord will provide Tenant with a computation of Tenant’s Pro Rata Share of the actual Property Taxes, Insurance, Utilities and Operating Expenses paid or incurred by Landlord during such calendar year or partial calendar year, as applicable. If the total of all estimated payments made by Tenant for such calendar year or partial calendar year is more than Tenant’s Pro Rata Share of the actual Property Taxes, Insurance, Utilities and Operating Expenses paid or incurred by Landlord during such calendar year or partial calendar year, as applicable, Landlord shall either (i) apply such excess to Tenant’s obligation to make future estimated payments, or (ii) provide Tenant with a refund of such excess at the time it provides Tenant with such computation. If the total of all estimated payments made by Tenant for such calendar year, or partial calendar year, as applicable, is less than Tenant’s Pro Rata Share of the actual Property Taxes, Insurance, Utilities and Operating Expenses paid or incurred by Landlord for such calendar year, or partial calendar year, as applicable, Tenant shall pay such deficiency to Landlord within thirty (30) days of receipt of the computation of Tenant’s Pro Rata Share of the actual Property Taxes, Insurance, Utilities and Operating Expenses from Landlord.

(f) Audit Rights. Upon written notice to Landlord by Tenant (the “Audit Notice”), Tenant shall have the right to audit (the “Audit”) Landlord’s books, accounts and records relating to the Property Taxes, Insurance, Utilities and Operating Expenses for a particular calendar year for the sole purpose of verifying Landlord’s calculation of the amount of Tenant’s Pro Rata Share of Property Taxes, Insurance, Utilities and Operating Expenses for that calendar year. If Tenant wishes to Audit the Landlord’s books, accounts and records relating to Property Taxes, Insurance, Utilities and Operating Expenses for a particular calendar year, then Tenant must deliver Tenant’s Audit Notice within nine (9) months after Tenant’s receipt of Landlord’s annual statement of Tenant’s Pro Rata Share of the actual Property Taxes, Insurance, Utilities and Operating Expenses for that calendar year as contemplated herein (the “Statements”). Tenant must: (i) complete Tenant’s Audit, and (ii) send any written exceptions to the Statements to Landlord, within ninety (90) days after Landlord provides Tenant with full access to its books, accounts and records. Landlord shall provide Tenant access to its books, accounts and records at all reasonable times and in a reasonable manner at a location where Landlord’s books, accounts and records are kept in the normal course of business. The Audit shall be at Tenant’s sole cost and expense, except as hereinafter provided. In the event the Audit reveals an overpayment by Tenant of Tenant’s Pro Rata Share of the actual Property Taxes, Insurance, Utilities and Operating Expenses for that calendar year, such overpayment shall be credited to the next installment of Rent becoming due under the Lease (provided, if the Lease has expired or terminated, Landlord shall refund to Tenant the amount of the overpayment by direct reimbursement). Pending the conclusion of the Audit, Tenant shall timely pay to Landlord, within the timeframes set forth herein, any and all amounts that are set forth on Landlord’s annual Statements as being payable by Tenant. In the event the Audit, reveals an overpayment by Tenant in excess of four percent (4%), Landlord shall reimburse to Tenant the reasonable and necessary out-of-pocket costs incurred by Tenant associated with such Audit. Tenant shall, and shall cause its consultants, employees, agents and representatives to, maintain the confidentiality of any information set forth in the books, accounts and records reviewed in connection with any Audit.

(g) Taxes on Tenant’s Business and Property. Tenant shall pay and discharge when due all taxes and charges imposed upon the conduct of its business in the Leased Premises and all property taxes imposed upon its fixtures, equipment, merchandise and other personal property in the Leased Premises.

7. Use of Leased Premises. The Leased Premises shall be occupied and used solely for general warehousing, product manufacturing, light assembly, storage and related office purposes, and for such other purposes as may be specified by Tenant in writing to Landlord and approved in writing by Landlord, in each such case, to the fullest extent permitted by applicable laws, ordinances, rules and regulations; provided, that Tenant shall not occupy or use any portion of the Leased Premises for a tank farm during the Initial Lease Term, but such tank farm use shall be specifically permitted as a permitted use during the New Primary Term, if applicable. Landlord hereby consents to Tenant’s Special Exception filing with the Hancock County Area Board of Zoning Appeals which was filed prior to the Commencement Date and Landlord agrees to cooperate with Tenant in obtaining any additional zoning approvals for Tenant’s proposed use of the Leased Premises, at Tenant’s sole cost and expense. Tenant covenants and agrees that the Leased Premises shall not be used for any treatment, storage or disposal of or otherwise contaminated by any Hazardous Substances (as hereinafter defined); provided, however, that Tenant shall be entitled to store and use such Hazardous Substances on the Leased Premises which are incidental to and necessary for the operation of Tenant’s business so long as Tenant complies with all local, state and federal laws and regulations applicable to such storage or use, and Tenant further covenants and agrees that:

(a) Tenant shall not permit any damage or nuisance in, on or about the Leased Premises, or use or permit the use of the Leased Premises for any unlawful purpose;

(b) Tenant shall conduct its business and keep the Leased Premises safe, clean and in accordance with all guidelines, rules and regulations of the health, fire, building, environmental and other offices and governmental agencies having jurisdiction over Tenant’s business and/or the Leased Premises, and shall comply with all laws, ordinances, rules, regulations, orders and decrees of any governmental entity or personnel now or hereafter affecting or relating to the Leased Premises or the use thereof;

(c) Tenant shall not dump or otherwise dispose of on the Leased Premises any chemicals, metals, garbage, trash or other industrial by-products and incidentals to Tenant’s business and all waste removal facilities shall use proper, leakproof and fireproof containers and no foreign substance of any kind shall be placed on or near the Leased Premises and the expense of any breakage, stoppage, contamination, spillage or damage resulting from a violation of this provision shall be borne by Tenant;

(d) Tenant shall comply with and shall use its best efforts to cause its agents, employees, customers, invitees, licensees and concessionaires to comply with the Declaration and all reasonable rules and regulations established by Landlord from time to time provided such rules and regulations are not in violation of Landlord’s obligations at law or under this Lease and do not materially interfere with Tenant’s access to or permitted use of the Leased Premises; and

(e) Tenant shall indemnify and hold harmless Landlord, and any party affiliated with Landlord, from and against any and all claims, judgments, liabilities, losses, costs, and expenses (including, without limitation, reasonable attorneys’ fees and court costs) arising from, or in connection with: (i) any escape, storage, usage, or spillage of any Hazardous Substances by Tenant (or its employees, agents, contractors, invitees, or licensees) in, on, or about the Leased Premises during the Lease Term; or (ii) any transportation of any Hazardous Substances to or from the Leased Premises by Tenant (or its employees, agents, contractors, invitees, or licensees) during the Lease Term, whether or not such storage, usage, or transportation constitutes a failure of Tenant fully to observe or perform its obligations under this Lease. The claims, judgments, liabilities, losses, costs, and expenses from and against which Tenant has agreed to indemnify and hold harmless Landlord, and any party affiliated with Landlord, under this Subsection shall include the following: (i) any obligation or liability of Tenant or Landlord under any Law to remove any such Hazardous Substance, or contaminated soil or groundwater, from the Leased Premises, “clean up” any such contamination of the soil or the groundwater in, on, or under the Leased Premises, or perform any remediation of or for the Leased Premises; (ii) all charges, fines, or penalties imposed by governmental authority or under any Law governing such Hazardous Substances; and (iii) all claims by, and liabilities to, any third party.

Hazardous Substances means (i) any “hazardous wastes” as defined under RCRA, (ii) any “hazardous substances” as defined under CERCLA, (iii) any toxic pollutants as defined under the Clean Water Act, (iv) any hazardous air pollutants as defined under the Clean Air Act, (v) any hazardous chemicals as defined under TSCA, (vi) any hazardous substances as defined under EPCRA, (vii) radioactive materials covered by the Atomic Energy Act, (viii) similar wastes, substances, pollutants, chemicals regulated under analogous state and local laws, (ix) asbestos, (x) polychlorinated biphenyls, (xi) petroleum and petroleum products or synthetic fuels, (xii) any substance the presence of which on the property in question is prohibited under any applicable environmental law; and (xiii) any other substance which is regulated under any applicable environmental laws and requires removal, remediation or special handling in the event of a violation of any of the foregoing laws.

8. Alterations and Additions.

(a) Tenant Alterations. Tenant, at its cost and expense, may install in the Building such trade fixtures and other personal property as Tenant determines to be necessary or appropriate to conduct its business. Tenant, at its cost and expense, also may make non-structural alterations, improvements or additions to the interior of the Building if Tenant delivers to Landlord a written notice describing the proposed alteration, improvement or addition with particularity, and provides to Landlord copies of any plans and specifications for the proposed alteration, improvement or addition. Except for the installation of the exterior signage in accordance with Subsection 8(b) for which no such consent is required, or the installation of equipment necessary for Tenant’s use of the Leased Premises (excluding any tank farms), such as HVAC equipment, as to which Landlord’s reasonable consent shall be required, Tenant shall make no alterations, improvements or additions of or to the exterior of the Building without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. Tenant shall make no structural alterations, improvements or additions of or to any part of the Leased Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. In the event that: (A) Landlord consents to Tenant’s request to make an alteration, improvement or addition of or to the exterior of the Building, or a structural alteration, improvement or addition of or to any part of the Leased Premises (collectively, “Structural Work”); and (B) Park 70 Partners, L.P. is still the Landlord under this Lease, BCI shall have a right of first refusal to perform such Structural Work (the “BCI ROFR”). Upon Tenant’s receipt of an acceptable and bona fide quote (the “Quote”) for the construction of the Structural Work, Tenant shall provide Landlord with a copy of the Quote and copies of all bid documents and responses relating to the Quote, and: (1) in the event that Landlord does not provide Tenant with BCI’s written acceptance to perform the work for Tenant in accordance with the Quote within ten (10) business days after Tenant provides Landlord with a copy of the Quote (the “BCI ROFR Period”), the BCI ROFR shall be deemed waived for such Structural Work; and (2) in the event that Landlord does provide Tenant with BCI’s written acceptance to perform the work in accordance with the Quote within the BCI ROFR Period, BCI shall perform the Structural Work in accordance with the terms and conditions of the Quote. All improvements, alterations and additions to the Leased Premises, excepting only Tenant’s personal property, trade fixtures and equipment, shall become the sole property of Landlord upon the expiration of the Lease Term or earlier termination of this Lease; provided, that Landlord shall have the right to require Tenant to remove any such alteration, improvement or addition upon the expiration of the Lease Term or earlier termination of this Lease, in which event, Tenant shall repair any and all damage to the Building and the Improvements resulting from such removal. Tenant shall repair any and all damage to the Building resulting from the removal of its personal property, trade fixtures and equipment to its original condition.

(b) Tenant Signage. All exterior signs shall be subject to the prior written approval of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, and installation thereof shall be the sole responsibility of Tenant, after Tenant obtains all other required permits and approvals. Tenant shall be permitted to use a share of any monument signs for the Building relating to its pro-rata share of the Building.

9. Utilities. Landlord shall cause all utilities to the Leased Premises on the Commencement Date to be separately metered at its sole cost and expense. Tenant shall pay all usage and other charges for any and all utility services rendered or furnished to the Leased Premises and separately metered, including, but not limited to, heat, water, gas, electricity and sewers. If any equipment installed by Tenant or Tenant’s use requires additional utility facilities, the costs of installing such additional facilities shall be borne by Tenant. Tenant shall pay all usage and other charges for telephone service to the Leased Premises.

10. Maintenance and Repairs.

(a) Maintenance by Landlord. Landlord, at Landlord’s expense, shall keep the Common Areas and the foundation and other structural parts, including the roof, of the Building in good order, condition and repair; provided, however, Landlord shall not be responsible for making any repairs or replacements occasioned by any act or negligence of Tenant, its employees, contractors, agents, invitees, lessees, licensees, assignees or concessionaires, unless and to the extent covered by Landlord’s insurance, all of which repairs and replacements shall be made promptly by Tenant at its sole cost and expense. In addition to the foregoing, for the period commencing on the Commencement Date and ending one (1) year from the Commencement Date, Landlord warrants that the Building and the Leased Premises were constructed in a good and workmanlike manner in compliance with all applicable laws, and Landlord, at Landlord’s sole cost and expense, shall repair or replace at its expense any defects in the Building or the Leased Premises (other than with respect to work performed by Tenant in the Leased Premises, or any repairs or replacements occasioned by any act or negligence of Tenant, its employees, contractors, agents, invitees, lessees, licensees, assignees or concessionaires) for a period of one (1) year following the Commencement Date.

(b) Maintenance by Tenant. Except as explicitly provided in the foregoing Subsection (a), Tenant, at Tenant’s expense, shall keep, maintain, replace and repair the Leased Premises and every part thereof in good order, condition and repair, including, but not limited to: interior and exterior electrical, mechanical and utility equipment and systems exclusively servicing the Leased Premises; fixtures; plate glass; doors; and interior walls, floor and floor covering, and ceiling; provided, however, Tenant shall not be responsible for making any repairs or replacements occasioned by any act or negligence of Landlord, its employees, contractors, agents, invitees, lessees, licensees, assignees or concessionaires, unless and to the extent covered by Tenant’s insurance, all of which repairs and replacements shall be made promptly by Landlord at its sole cost and expense. To the extent that Tenant is required to repair or replace any part of the Leased Premises that was initially constructed by Landlord, or one of Landlord’s affiliates, and such item to be repaired or replaced is under warranty from a third-party, Landlord agrees coordinate the repair or replacement with such third-party and to the extent necessary, to assign any such warranties to Tenant with respect to such repair or replacement.

(c) Notice. Tenant shall give Landlord prompt written notice of the need for any maintenance, replacement or repairs which Landlord is obligated to make under foregoing Subsection (a) and of any material damage to the Leased Premises or any part thereof.

11. Assignment, Subletting and Leasehold Mortgages.

(a) Requirements of Landlord’s Consent. Except as expressly provided in Section 11(b) below, Tenant shall not assign this Lease or any interest therein, or sublet the whole or any part of the Leased Premises or permit any other persons, including concessionaires or licensees, to operate in, on or from, or occupy the same for any purposes without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion during the Initial Lease Term and prior to the earlier of: (1) the fifth anniversary of any New Primary Term or any New Lease Term, and (2) the date on which the Project is 90% leased or sold; and such consent shall not be unreasonably withheld for any request made after the date which is the earlier of (i) the fifth anniversary of any New Primary Term (as defined herein) or any New Lease Term (as defined in the Option Agreement) and (ii) the date on which the Project is 90% leased or sold. The consent by Landlord to any assignment or subletting shall not constitute a waiver of the requirement for such consent to any subsequent assignment or subletting.

(b) Permitted Assignments and Subleases. Notwithstanding anything herein to the contrary, Tenant shall have the right, without Landlord’s consent, to assign this Lease or to sublet the Leased Premises to an Affiliate (as hereinafter defined) of Tenant or to any partnership, corporation or other entity resulting from a merger or consolidation with Tenant, or to any person or entity which acquires substantially all of the assets or stock of Tenant as a going concern. For purposes of this Section, an “Affiliate” means any Person that directly or indirectly controls, or is controlled by, or is under common control with, Tenant; “control” means the possession, directly or indirectly, of the power to cause the direction of the management and policies of a Person, whether by the ownership of voting securities, by contract, or otherwise; and “Person” means any corporation, partnership, limited liability company or other entity. Any transfer of this Lease by operation of law and any change of control, merger, or consolidation of Tenant shall not constitute an assignment for purposes of this Lease.

(c) Leasehold Mortgage. Tenant may mortgage its interests in this Lease under a leasehold mortgage or assign this Lease as collateral security for such leasehold mortgage or otherwise encumber its leasehold estate without Landlord’s prior written consent so long as Tenant’s lender does not request or require any amendments or modifications to this Lease in connection with any such mortgage, assignment or other encumbrance. Tenant shall not mortgage its interests in this Lease under a leasehold mortgage or assign this Lease as collateral security for such leasehold mortgage or otherwise encumber its leasehold estate without Landlord’s prior written consent in the event Tenant’s lender requests or requires any amendments or modifications to this Lease in connection with any such mortgage, assignment or other encumbrance. In the event Landlord’s consent is required to any such mortgage, assignment or other encumbrance, Landlord agrees not to unreasonably withhold, condition or delay its consent and to amend this Lease to provide for customary leasehold mortgage protections as are reasonably required by Tenant’s lender and to use commercially reasonable efforts to obtain a consent to such mortgage, assignment or other encumbrance from the holder of any mortgage granted by Landlord with a lien on the Leased Premises.

(d) Substitute Lease. In the event Landlord conveys or intends to convey the Development to another entity prior to the expiration of the Lease Term, the Tenant agrees, within thirty (30) days after Landlord’s written request therefor, to simultaneously terminate this Lease and enter into a substitute lease (the “Substitute Lease”) with Landlord’s grantee containing the same terms and conditions as this Lease. Prior to entering into any such Substitute Lease, Landlord shall provide Tenant with a subordination, nondisturbance and attornment agreement from the holder of any mortgage granted by Landlord and constituting a lien on the Leased Premises in form and substance of Exhibit E attached hereto or other form and substance reasonably acceptable to Tenant.

12. Access to Leased Premises. Tenant shall permit Landlord and its agents to enter upon the Leased Premises at all reasonable times, upon 24 hours prior notice, except in the case of an emergency, to inspect and examine the Leased Premises and to show the Leased Premises to prospective purchasers, mortgagees and tenants. Tenant shall permit Landlord and its agents to enter upon the Leased Premises at reasonable times, upon 24 hours prior notice, except in the case of an emergency, to make such repairs (including the bringing of materials that may be required therefor into or upon the Leased Premises) as Landlord may reasonably deem necessary without any such act constituting any eviction of Tenant in whole or in part, without Rent in any manner abating while such repairs are being made by reason of loss or interruption of Tenant’s business in the Leased Premises, and without responsibility for any loss or damage to Tenant’s business or property, except as otherwise provided in this Lease. Landlord agrees to avoid any unnecessary and unreasonable interference with the conduct of Tenant’s business in the Leased Premises. Landlord’s foregoing right of entry shall not be construed to impose upon Landlord any obligation or liability whatsoever for the maintenance or repair of the Leased Premises except as expressly provided in this Lease.

13. Insurance and Indemnification.

(a) Property Insurance. Landlord, at its cost and expense, shall maintain in full force and effect throughout the Lease Term special form causes of loss property insurance on the Building (formerly known as “all risk” coverage), EnerDel Parking areas, EnerDel Loading areas, Landlord’s Work, and any other work performed by BCI for Tenant, for at least one hundred percent (100%) of its insurable value on a replacement cost basis, less the replacement cost of the foundation and other structural elements which are not commonly covered by policies of special form property insurance and including such endorsements and additional coverages as may be required by Landlord’s mortgage lender or lien holder. Landlord may also maintain business interruption insurance and/or loss of “rental value” insurance in such amounts as Landlord shall reasonably deem necessary.

(b) Commercial Liability Insurance: Tenant, at Tenant’s expense, shall maintain in full force and effect throughout the Lease Term a policy of commercial liability insurance, issued by a company or companies satisfactory to Landlord, naming Landlord, its property manager and its lender as additional insureds, and covering any and all claims for injuries to or death of persons and damage to property occurring in or upon the Leased Premises, in an amount not less than Two Million Dollars ($2,000,000) for injury to or death of any one person; Five Million Dollars ($5,000,000) for injury to or death of more than one person in the same accident or occurrence; and One Million Dollars ($1,000,000) for damaged property arising out of any one accident or occurrence. If it becomes customary for other similar facilities in the Indianapolis metropolitan area to carry higher limits of liability coverage, Tenant shall, if requested by Landlord, increase the foregoing coverage to such customary limits. Tenant may maintain any such insurance under an umbrella policy of insurance.

(c) Insurance on Tenant’s Property. All of Tenant’s trade fixtures, equipment, merchandise and other personal property shall be kept at Tenant’s sole risk and expense, and Tenant, at Tenant’s expense, shall maintain in full force and effect throughout the Lease Term property insurance on its trade fixtures, equipment, merchandise and other personal property in or upon the Leased Premises and all alterations, additions and improvements to the Leased Premises made by Tenant for their full insurable value on a replacement cost basis, if obtainable, and if not obtainable, for the full amount of the estimated cash value for such property. Tenant may self-insure with respect to the insurance required to be maintained under this subsection (c).

(d) Workmen’s Compensation. Tenant shall comply with the provisions of the workmen’s compensation law and shall insure its liability thereunder.

(e) Certificates of Insurance. For each type of insurance which Tenant is required to maintain under this Lease, Tenant shall furnish to Landlord an endorsed copy of such insurance policy showing that each such type of insurance is in full force and effect and may not be amended or cancelled without ten (10) days prior written notice to Landlord.

(f) Waiver of Subrogation. Each of the parties hereto hereby waives and releases any and all rights of recovery which it might have against the other for any loss or damage, whether or not caused by any alleged negligence of the other party, its agents, licensees or invitees, to the extent that such loss or damage is covered by any insurance required to be maintained under this Lease. Each policy of insurance required under this Lease shall contain an endorsement to such effect.

(g) Responsibility for Damages. Tenant agrees to indemnify and hold Landlord harmless from any and all claims, damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees) to the extent arising from or in connection with (i) the condition of those portions of the Leased Premises which Tenant is obligated to maintain (excepting items covered by the Landlord’s warranty or any third party warranty during the respective warranty period), (ii) use or control of the Leased Premises, (iii) the conduct of Tenant’s business from the Leased Premises, (iv) any act done by Tenant or any person coming on the Development by the license or invitation of Tenant, express or implied (except Landlord, its agents, contractors or employees), or (v) Tenant’s breach of this Lease; provided, however, that the foregoing indemnity shall not apply to any claims to the extent arising by reason of Landlord’s breach of this Lease or Landlord’s, or its agents’, contractors’, employees’ or licensees’ negligence or intentional misconduct or to any claims, damages, liabilities, costs or expenses to the extent covered by insurance maintained pursuant to this Lease.

Landlord agrees to indemnify and hold Tenant harmless from any and all claims, damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees) to the extent arising from or in connection with the breach of this Lease by Landlord, or the negligence or intentional misconduct of Landlord, or any of Landlord’s agents, contractors, employees or licensees; provided, however, that the foregoing indemnity shall not apply to any claims to the extent arising by reason of Tenant’s, or its agents’, contractors’ or employees’ or licensee’s negligence or intentional misconduct or to any claims, damages, liabilities, losses, costs or expense to the extent covered by insurance maintained pursuant to this Lease.

(h) Tenant’s Waiver of Claims. Landlord shall not be liable for, and Tenant waives all claims against Landlord for, any injuries, damages (including, but not limited to, consequential damages) or losses of or to person, property or otherwise, sustained by Tenant and not covered by insurance (or any such item that would have been covered by insurance had Tenant not elected to self-insure such risk), except to the extent resulting from Landlord’s breach of this Lease or Landlord’s or its agents’, licensees’, invitees’ or employees’ negligence or intentional misconduct. All property kept or stored in, upon or about the Leased Premises by Tenant shall be so kept or stored at the sole risk of Tenant; and Tenant shall hold Landlord harmless from any claims, costs or expenses, including attorneys’ fees, arising out of damage thereto, except to the extent such claim arises out of negligent or intentional misconduct on the part of Landlord or its agents, licensees, invitees or employees.

14. Fire and Other Casualty. In the event of damage to, or total or partial destruction of, the Building, EnerDel Parking areas, EnerDel Loading areas or any fixtures, equipment, or systems which constitute a part of the Building by fire or other casualty (“Casualty Damage”), the insurance proceeds, if any, which, as a result of the Casualty Damage, are payable under any fire or casualty insurance maintained by Landlord shall be payable to, and be the sole property of, Landlord, and, subject to the terms and conditions of this Section, Landlord shall cause the prompt and diligent repair and replacement of the Building, EnerDel Parking areas, EnerDel Loading areas, Landlord’s Work and any other alterations, improvements or additions of or to the Leased Premises which were completed by BCI on behalf of Tenant, and as soon as reasonably possible so that it is in substantially the same condition as existed prior to the Casualty Damage; provided that Landlord shall not be obligated to repair or replace any item which was not part of Landlord’s Work, including without limitation, any alterations, improvements or additions of or to the Leased Premises made by Tenant, unless any of such alterations, improvements or additions of or to the Leased Premises were completed by BCI on behalf of Tenant. Notwithstanding the foregoing provision of this Section 14, in the event: (a) the portions of the Leased Premises to be restored by Landlord are so damaged or destroyed that they cannot be restored within twelve (12) months after the date of the damage or destruction, (b) the damage or destruction is not covered by the policy of property insurance to be maintained by Landlord in accordance with Section 13 hereof and Landlord does not otherwise undertake to restore the Leased Premises within ninety (90) days after the date of such damage or destruction, (c) the insurance proceeds (without regard to any reduction thereof by Landlord’s mortgagee to its mortgage debt) are when coupled with any deductible or retention amount, insufficient for restoration of the Leased Premises and Landlord does not otherwise undertake such restoration within ninety (90) days after the date of such damage or destruction, or (d) applicable law does not permit the restoration of the Leased Premises to substantially the same condition as at the commencement of the term of this Lease and Landlord, after reasonable efforts, cannot obtain a variance from such limitations within 120 days; then Landlord shall not be obligated to restore the Leased Premises and Landlord or Tenant may, after ninety (90) days following the damage or destruction, terminate and cancel this Lease upon fifteen (15) days written notice to the other party, and all obligations hereunder except those due or mature shall thereupon cease and terminate. If more than 50% of the Leased Premises is damaged by a Casualty Damage that occurs during the last two (2) years of the Extension Term, then Landlord or Tenant, at their respective option, may terminate this Lease upon ninety (90) days’ written notice to the other party, and all obligations hereunder, except those due or mature, shall cease and terminate. Rent shall be abated proportionately (based upon the proportion that the unusable space in the Leased Premises due to a Casualty Damage bears to the total space in the Leased Premises) for each day that the Leased Premises or any part thereof is unusable by reason of any such Casualty Damage. If the Leased Premises are so damaged by casualty that Tenant’s operations are materially impaired and Landlord or its affiliate has other space available in the Project, Landlord shall use good faith efforts to make such space available to Tenant during the restoration at Tenant’s request at commercially reasonable rates.

15. Eminent Domain. In the event that all or a substantial part of the Leased Premises, any material part of the Leased Premises, any access point to the Leased Premises, or any material amount of parking spaces for the Leased Premises are taken or condemned for public or quasi-public use under any statute or by the right of eminent domain, or that in lieu thereof all or a substantial part of the Leased Premises, any material part of the Leased Premises, any access point to the Leased Premises, or material amount of parking spaces for the Leased Premises are sold to a public or quasi-public body under threat of condemnation (a “Total Taking”), and such taking, condemnation or sale renders the Leased Premises unsuitable for operation of the Tenant’s business therein, this Lease shall, at the option of either party, terminate on the date possession of all or such part of the Leased Premises is transferred to the condemning authority. All Rent shall be paid up to the date of termination; and each party shall be permitted to obtain its own award for its estate in the Lease and the Leased Premises.

If part of the Leased Premises shall be taken or condemned for public or quasi-public use under any statute or by the right of eminent domain, which does not constitute a Total Taking, or that in lieu thereof part of the Leased Premises is sold to a public or quasi-public body under threat of condemnation, which does not constitute a Total Taking, this Lease shall continue in full force and effect and Landlord shall, at its sole cost and expense, promptly restore the Improvements to a complete architectural unit. Notwithstanding anything to the contrary contained herein, effective as of the delivery of possession of the portion of the Leased Premises so taken and continuing during the remainder of the Term, Rent shall be equitably reduced to reflect the reduction of the portion of the Leased Premises so taken. In the event of any such partial taking, Landlord shall be entitled to any and all compensation awarded or paid for the taking, provided that such compensation shall be used to restore the Improvements to a complete architectural unit and to restore other affected portions of the Real Estate, such as the landscaping on the Real Estate.

16. Default by Tenant.

(a) Events of Default. Each of the following shall be deemed a default by Tenant:

(i)	Tenant’s failure to pay Rent as herein provided when due;

(ii)	Tenant’s failure to perform any other term, condition or covenant of this Lease to be observed by Tenant;

(iii)	The sale of Tenant’s leasehold interest hereunder pursuant to execution;

(iv)	The adjudication of Tenant as a bankrupt;

(v)	The making by Tenant of a general assignment for the benefit of creditors;

(vi)	The appointment of a receiver in equity for Tenant’s property if such appointment is not vacated or satisfied within ninety (90) days from the date of such appointment;

(vii)	The appointment of a trustee or receiver for Tenant’s property in a reorganization, arrangement or other bankruptcy proceeding if such appointment is not vacated or set aside within ninety (90) days from the date of such appointment;

(viii)	Tenant’s filing of a voluntary petition in bankruptcy or for reorganization or arrangement; or

(ix)	Tenant’s filing of an answer admitting bankruptcy or agreeing to reorganization or arrangement.

(b) Landlord’s Right Upon Tenant’s Default. In the event of any default provided in Clause (i) of foregoing Subparagraph (a) and the continuance of such a default for a period of ten (10) days after written notice from Landlord to Tenant, provided, however, that Landlord shall not be required to provide Tenant with written notice more than two (2) times in any twelve (12) month period, or in the event of any default provided in Clause (ii) of foregoing Subparagraph (a) and the continuance of such default for thirty (30) days following written notice from Landlord to Tenant (except in the event such default is of a nature as not to be reasonably susceptible to cure within said thirty (30) day period, in which case the period of cure shall be extended so long as Tenant commences its efforts to cure within said thirty (30) day period and thereafter diligently pursues the same to completion) or in the event of any other default provided in foregoing Subparagraph (a) without any demand or notice, Landlord, in addition to any other rights or remedies at law or in equity, may:

(i)	elect to terminate this Lease;

(ii)	in the event that Tenant has failed to perform any of its covenants under this Lease other than a covenant to pay Rent, perform the covenant or covenants of Tenant which are in default (entering upon the Leased Premises for such purpose, if necessary); and Landlord’s performance of any such covenant shall not be construed as a waiver of Tenant’s default or of any other right or remedy of Landlord in respect of such default, nor as a waiver of any covenant, term or condition of this Lease; or

(iii)	to the extent permitted by applicable laws, immediately re-enter upon the Leased Premises, remove all persons and property therefrom, and store such property in a public warehouse or elsewhere at the sole cost and for the account of Tenant, all without service of notice or resort to legal process, without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby, and without such re-entry being deemed to terminate this Lease.

(c) Re-Letting. In the event Landlord re-enters upon the Leased Premises as provided in Clause (iii) of foregoing Subparagraph (b), or takes possession of the Leased Premises pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may either terminate this Lease, or from time to time without terminating this Lease, make alterations and repairs for the purpose of re-letting the Leased Premises and re-let the Leased Premises or any part thereof for such term or terms (which may extend beyond the term of this Lease) at such rental and upon such other terms and conditions as Landlord reasonably deems advisable. Upon each re-letting, all rentals received from such re-letting shall be applied: first to payment of costs of such alterations and repairs; second, to the payment of Rent and any other indebtedness due and unpaid hereunder; and the remainder, if any, shall be held by Landlord and applied in payment of future Rent as it becomes due and payable hereunder. If the rentals received from such re-letting during any month are less than amounts to be paid hereunder by Tenant during that month, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No re-entry or taking of possession by Landlord of the Leased Premises shall be construed as an election to terminate this Lease unless a written notice of termination is given to Tenant. Notwithstanding any re-letting without termination, Landlord may at any time thereafter elect to terminate this Lease for Tenant’s previous default.

(d) Damages Upon Termination. In the event that Landlord at any time terminates this Lease for any default by Tenant, in addition to any other remedies Landlord may have, Landlord may recover from Tenant all damages Landlord may incur by reason of such default, including costs of recovering the Leased Premises, making alterations and repairs for the purpose of re-letting, reasonable attorneys’ fees, and the present value (using a discount rate equal to the prime rate, as reported by the Wall Street Journal’s bank survey on such date), of an amount equal to the Rent (assuming, with respect to items of Rent that are not fixed or determinable, that the amounts payable by Tenant in respect of such items of Rent during the preceding year of the Lease Term would remain constant throughout the Lease Term) for the remainder of the Lease Term in excess of the then reasonable rental value of the Leased Premises for the remainder of the Lease Term less any reasonably anticipated vacancy period. All such amounts shall be immediately due and payable from Tenant to Landlord.

17. Landlord Events of Default. Landlord shall be in default under this Lease if Landlord fails to perform any of its material covenants under this Lease within thirty (30) days after written notice and demand therefor is served upon Landlord by Tenant (a “Landlord Event of Default”); provided, however, that if the covenant to be performed by Landlord is of such nature that the breach thereof cannot reasonably be cured or remedied by Landlord within such thirty (30) day period, such default by Landlord shall not be deemed a Landlord Event of Default if Landlord commences action to remedy the default within said thirty (30) day period and thereafter diligently attempts to remedy the default. Upon the occurrence of any Landlord Event of Default, Tenant shall have all rights and remedies afforded at law or in equity, including that Tenant may sue for injunctive relief or sue to recover damages for any loss resulting from the Landlord Event of Default.

18. Landlord Representations and Warranties. Landlord represents and warrants that: (i) the Real Estate is zoned Industrial Business Park and that the Building complies with all applicable zoning laws as of the date of this Lease; (ii) no part of the Building is located within the 100 year flood plain; (iii) the common driveway of the Real Estate has access to West County Road 300 North over the existing Project roadway pursuant to the Declaration; (iv) it will use good faith efforts to enforce the rules and regulations established by Landlord for the Project in a non-discriminatory manner; (v) as of the date of this Lease and to Landlord’s actual knowledge, the Project is free of all Hazardous Substances except as disclosed in that certain Phase I Environmental Assessment prepared by Alt & Witzig Engineering, Inc., dated February 27, 2008 as Project No. 08IN0087 (the “Phase I”); and (vi) as of the date of this Lease and to Landlord’s actual knowledge, except as set forth in the Phase I, no Hazardous Substances have been discovered by Landlord on the Project.

19. Surrender. Upon the expiration of the Lease Term or earlier termination of this Lease, Tenant shall quit and surrender to Landlord the Leased Premises, broom clean and in good order, condition and repair, ordinary wear and tear and acts of Casualty Damage which Landlord is obligated to repair or replace excepted; provided, that Tenant shall remove any property affixed to the Leased Premises or improvements, additions or alterations to the Leased Premises which Landlord directs Tenant to remove and repair any damage to the Building caused by such removal. If Tenant shall fail to remove any property or improvements, additions or alterations that it is obligated to remove, Landlord may cause all or any item of such property or improvements, additions or alteration to be removed at Tenant’s expense. Tenant hereby agrees to pay all costs and expenses of any removal and of the repair of any damage to the Leased Premises caused by such removal. Any and all property remaining on the Leased Premises after the expiration of the Lease Term or earlier termination of this Lease shall, at the option of Landlord, become the property of Landlord and Landlord may dispose of and/or remove any such property without any liability whatsoever to Tenant. Tenant’s obligation to observe and perform these covenants shall survive the expiration of the Lease Term or earlier termination of this Lease.

20. Subordination. This Lease is and shall be subordinate to the lien of any mortgage or any other method of financing or refinancing now or hereafter encumbering the Leased Premises (the “Mortgage Lien”), and to all advances made, or hereafter to be made, upon the security thereof; provided, however, that such subordination is conditioned upon the rights of Tenant under this Lease and the possession of the Leased Premises by Tenant not being disturbed so long as Tenant is not in default hereunder beyond any applicable notice and/or cure periods and upon the obtaining from each such lender, a recordable subordination agreement in form and substance as Exhibit E attached hereto and incorporated herein by this reference or in such other form or substance reasonably acceptable to such lender and Tenant if such other subordination agreement: (i) provides that the rights of Tenant under this Lease, and the possession of the Leased Premises by Tenant, shall not be disturbed so long as Tenant is not in default hereunder beyond any applicable notice and/or cure periods; (ii) acknowledges that Tenant has deposited the Prepaid Rent for months 23 and 24 of the Initial Lease Term with Landlord as part of the Security Deposit and agrees to be bound thereby; and (iii) acknowledges that Tenant has deposited the Security Deposit in the amount of the then current Security Deposit and agrees to be bound thereby. Landlord shall deliver to Tenant simultaneously with the execution of this Lease, and as a condition to the effectiveness of this Lease, a fully executed and acknowledged subordination, nondisturbance and attornment agreement from the holder of any mortgage now a lien on the Leased Premises in form and substance as Exhibit E attached hereto or such other form and substance reasonably acceptable to Tenant and such mortgage holder. If any proceedings are brought for the foreclosure of any Mortgage Lien, then Tenant shall: (a) attorn to the purchaser upon any sale resulting directly or indirectly from such proceedings; and (b) recognize the purchaser as Landlord hereunder. Upon request by Landlord or Tenant, the other party shall execute and deliver an estoppel certificate in form and substance as Exhibit F attached hereto and incorporated herein by this reference, or in any other form or substance that may be reasonably requested by Landlord or Tenant or that may be reasonably requested by any purchaser, mortgage lender, or lien holder.

21. Covenant of Quiet Enjoyment. Landlord covenants that it has all necessary right, title and interest in the Leased Premises to enter into this Lease and grant Tenant the rights herein. Landlord agrees that if Tenant performs all the covenants and agreements herein provided to be performed by Tenant, Tenant shall, at all times during the Lease Term, have the peaceable and quiet enjoyment of possession of the Leased Premises without any manner of hindrance from Landlord or any persons claiming under Landlord.

22. Mechanic’s Liens. Tenant shall not suffer or give cause for the filing of any mechanic’s lien against the Project, Development or Leased Premises as a result of the fault or actions of Tenant. In the event any mechanic’s lien is filed against the Project, Development or Leased Premises or any part thereof for work claimed to have been done for, or material claimed to have been furnished to, the Tenant, Tenant shall cause such mechanic’s lien to be bonded or insured over within ten (10) days after receipt by Tenant of the notice of such lien, or if not so bonded or insured, as provided or required by law or in any other lawful manner or shall provide evidence that the lien is being contested by proceedings adequate to prevent foreclosure of the lien, together with satisfactory indemnity (in an amount not less than one hundred fifty percent (150%) of the claimed lien) to Landlord within thirty (30) days after the receipt by Tenant of the notice of such lien. Tenant shall indemnify and hold harmless Landlord from all claims, judgments, liabilities, losses, costs, and expenses (including, without limitation, reasonable attorneys’ fees and court costs) incurred by Landlord as a result of, or in connection with, any such mechanic’s lien. All liens suffered or caused by Tenant shall attach to Tenant’s interest only. Nothing in this Lease shall be deemed or construed to constitute consent to, or request of, any party for the performance of any work for, or the furnishing of any materials to, Tenant, nor as giving Tenant the right or authority to contract for, authorize, or permit the performance of any work or the furnishing of any materials that would permit the attaching of a mechanic’s lien.

23. Notices. Any notice, election or other communication provided for or required by this Lease shall be in writing and shall be delivered by hand, by nationally recognized air courier service, by certified or registered mail, return receipt requested, postage prepaid, or by facsimile or email transmission followed by delivery of the hard copy of such communication by air courier service or mail as aforesaid, addressed to the party to whom such notice is intended to be given at such address as such party may have previously furnished in writing to the other party or to such party’s last known address. In the case of any communication which requires a response within a specified period of time pursuant to the terms of this Lease, the time period in which such response must be given shall commence upon the date of actual receipt of a hard copy of any such communication. Delivery to any officer, partner, agent or employee of a party at the designated address of such party shall constitute actual receipt for purposes hereof. Until receipt of written notice to the contrary, the parties’ addresses for notices shall be:

Landlord: Park 70 Partners, L.P.

c/o Browning Investments, Inc.
6100 West 96th Street, Suite 250
Indianapolis, IN 46278
Attention: Facsimile: with a copy to:	Mr. David Gabovitch (317) 344-7400 Baker & Daniels LLP

600 East 96th Street, Suite 600
Indianapolis, IN 46240
Attention: Facsimile:	Joseph M. Scimia, Esq. (317) 569-4800
Tenant:EnerDel, Inc.
1540 Broadway, Suite 25C New York, NY 10036
Attention: Nicholas Brunero, Vice President and General Counsel
	Facsimile:	(212) 920-3510
with a copy to:
EnerDel, Inc.

8740 Hague Rd., Building 7
Indianapolis, Indiana 46256
Attention: Facsimile:	Robert Kamischke (317) 585-3444

24. Miscellaneous Provisions.

(a) Memorandum of Lease. The parties hereto shall not record this Lease, but each party shall execute upon request of the other a “memorandum of lease” suitable for recording. All costs and expenses associated with recording a “memorandum of lease” shall be borne by the party requesting execution of such document.

(b) Relationship of Parties. Nothing contained herein shall be deemed or construed by the parties hereto, or by any third party, as creating between the parties hereto the relationship of principal and agent, partnership, joint venture, or any relationship other than the relationship of landlord and tenant.

(c) Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent due hereunder shall be deemed to be other than on account of the Rent first due hereunder. No endorsement or statement on any check or letter accompanying any check or payment of Rent shall be deemed to be an accord and satisfaction, and Landlord may accept any such check or payment without prejudice to the right of Landlord to recover the balance of such Rent or to pursue any other right or remedy.

(d) Severability. The invalidity or unenforceability of any particular provision of this Lease shall not affect the other provisions, and this Lease shall be construed in all respects as if such invalid or unenforceable provision had not been contained herein.

(e) Authority. Each person executing this Lease represents and warrants that he or she has been duly authorized to execute and deliver this Lease by the entity for which he or she is signing, and this Lease is the valid and binding agreement of such entity, enforceable in accordance with its terms.

(f) Waivers. No waiver of any covenant or condition or the breach of any covenant or condition of this Lease shall be deemed to constitute a waiver of any subsequent breach of such covenant or condition or justify or authorize a non-observance upon any occasion of such covenant or condition or any other covenant or condition. The acceptance of Rent by Landlord at any time when Tenant is in default of any covenant or condition shall not be construed as a waiver of such default or Landlord’s right to terminate this Lease on account of such default.

(g) Remedies Cumulative. The remedies of Landlord and Tenant hereunder shall be cumulative, and no one of them shall be construed as exclusive of any other of any remedy provided by law or in equity. The exercise of any one such right or remedy by the Landlord or Tenant shall not impair its standing to exercise any other such right or remedy.

(h) Severability. The invalidity or unenforceability of any particular provision of this Lease shall not affect the other provisions, and this Lease shall be construed in all respects as if such invalid or unenforceable provision had not been contained herein.

(i) Benefit of Persons Affected. Subject to the provisions of Section 11, this Lease and all of the terms and provisions hereof shall inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of Landlord and Tenant except as otherwise expressly provided herein.

(j) Construction. Whenever in this Lease a singular word is used, it shall also include the plural wherever required by the context and vice versa. All references in this Lease to periods of days shall be construed to refer to calendar, not business, days. All indemnities set forth herein shall survive the expiration or earlier termination of this Lease. The captions of this Lease are for convenience only and do not in any way limit or alter the terms and conditions of this Lease. All references in this Lease to periods of days shall be construed to refer to calendar, not business, days, unless business days are specified. Notwithstanding anything to the contrary anything set forth herein, if Landlord is delayed in, or prevented from, completing Landlord’s Work or otherwise observing or performing any of its covenants hereunder or satisfying any condition or requirement hereunder as the result of an act or omission of Tenant or any other cause which is not within the control of Landlord (including, without limitation, inclement weather, the unavailability of materials, equipment, services or labor and utility or energy shortages or acts or omissions of public utility providers), then such completion, correction, observation, performance, or satisfaction shall be excused for the period of days that such completion, correction, observation, performance, or satisfaction is delayed or prevented, and the dates and deadlines for completion, observation, performance, and satisfaction set forth herein, as applicable, shall be extended for the same period.

(k) Entire Agreement; Amendments. This instrument contains the entire agreement between the parties hereto with respect to the subject matter hereof. All representations, promises and prior or contemporaneous undertakings between such parties are merged into and expressed in this instrument, and any and all prior agreements between such parties are hereby cancelled. The agreements contained in this instrument shall not be amended, modified, or supplemented except by a written agreement duly executed by both Landlord and Tenant.

(l) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Indiana.

(m) Counterparts. This Lease may be executed in separate counterparts, each of which when so executed shall be an original; but all of such counterparts shall together constitute but one and the same instrument.

(n) Attorneys’ Fees. In the event that any proceeding or litigation is commenced by either party to enforce the terms of this Lease, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys’ fees and expenses incurred in connection with and incidental to such litigation and arbitration, including the reasonable cost of in-house counsel and any appeals. The “prevailing party” shall include, but is not limited to, a party whose claim is substantially sustained in an action, a party who is granted equitable relief or a party who dismisses an action or settles a claim in exchange for a payment of substantially the sum allegedly due.

(o) Financial Statements. During the Lease Term, but only during such time as the parent of Tenant is no longer a publicly traded company, Tenant shall provide to Landlord on an annual basis, a copy of Tenant’s most recent financial statements prepared as of the end of Tenant’s fiscal year within thirty (30) days after the completion thereof. Such financial statements shall be signed by Tenant, who shall attest to the truth and accuracy of the information set forth in each such financial statement. Landlord agrees to maintain such financial statements as confidential and shall not to disclose such financial statements to any other party, except that Landlord may deliver such financial statements to Landlord’s lender or prospective purchaser or investor if prior to such delivery Landlord’s lender or prospective purchaser or investor agrees to maintain such financial statements as confidential and agrees not to disclose such financial statements to any other party.

25. Limitation of Liability. The term “Landlord” as used in this Lease, as far as the covenants and agreements of Landlord in this Lease are concerned, shall be construed to mean only the holder or holders of Landlord’s interest in this Lease at the time in question. In the event of any bona fide transfer of Landlord’s interest under this Lease or in the Leased Premises to a non-affiliate of Landlord, then the Landlord herein named (and in case of any subsequent transfer, the then transferor) shall be automatically freed and relieved, as to occurrences after the date of such transfer, from all duties and obligations relating to the performance of any covenants or agreements on the part of Landlord to be performed or observed after such transfer, but: (i) not with respect to Prepaid Rent, the Security Deposit and other deposits Tenant has made pursuant to the terms and conditions of this Lease, unless such amounts are paid and/or delivered to Landlord’s transferee or put into escrow for the uses provided for in this Lease upon such transfer; and (ii) only to the extent that such duties and obligations are assumed by such transferee. Notwithstanding anything to the contrary provided in this Lease, no officer, official, director, partner, agent, trustee, beneficiary, or employee of Landlord shall be personally liable for the performance or nonperformance of any agreement, covenant or obligation of Landlord hereunder, and Tenant’s remedies shall not include a personal money judgment or against any of the foregoing persons.

26. Right of First Refusal. Provided that the United States Department of Energy (“DOE”) and Tenant execute an agreement for the funding and disbursement of a grant pursuant to the American Recovery and Reinvestment Act for not less than $118,000,000 for the benefit of Tenant or its Affiliate (the “Grant Agreement”) and no default has occurred beyond any applicable notice and/or cure periods, and is then continuing, Landlord shall, before entering into a lease with a third party for space within the eastern 211,500 square feet of the Building (the “Additional Space”), provide Tenant with written notice of its intention to lease the Additional Space or a portion thereof consisting of at least 75,000 square feet, together with a copy of a fully executed letter of intent (the “Letter of Intent”) containing all material economic terms and conditions pursuant to which Landlord and the prospective tenant intend to lease the Additional Space or portion thereof (the “Economic Lease Terms”). In the event that DOE and Tenant do not execute the Grant Agreement prior to the end of the Initial Lease Term, this Section 26 shall be void and of no force or effect whatsoever. Tenant shall have ten (10) business days from its receipt of Landlord’s notice of the Economic Lease Terms to deliver to Landlord a written notice agreeing to lease the Additional Space on the terms and conditions contained in the Letter of Intent (“Tenant’s Acceptance”). In the event Tenant fails to deliver Tenant’s Acceptance to Landlord within said ten (10) business day period, such failure shall be conclusively deemed a rejection of such Letter of Intent and if Landlord leases the Additional Space or such portion thereof to the tenant identified in the Economic Lease Terms, it shall be deemed a waiver by Tenant of this right of first refusal with respect to the portion of the Additional Space described in such Letter of Intent, whereupon Tenant shall have no further rights with respect to such portion of the Additional Space (except as set forth in the Option Agreement, as hereinafter defined), but the Tenant’s right of first refusal with respect to any portions not leased pursuant to such Letter of Intent shall remain in place. In the event Tenant delivers Tenant’s Acceptance to Landlord within said ten (10) business day period, such acceptance shall constitute Tenant’s agreement to add the Additional Space to the Leased Premises for the remainder of the Initial Lease Term, as well as to lease the entire Development for an additional fifteen (15) year extension term commencing on the expiration of the Initial Lease Term (the “New Primary Term”).

(a) If Tenant properly exercises its right of first refusal, Landlord and Tenant shall enter into a new lease (“New Lease”), which lease shall be on the same terms as this Lease, but shall modify the Leased Premises to include the entire Development as the Leased Premises upon the terms and conditions set forth herein and making such other modifications to this Lease as are appropriate under the circumstances and acceptable to Landlord and Tenant. During the remainder of the Initial Lease Term, the Base Rent for the Additional Space shall equal the rent set forth in the Economic Lease Terms and the rent for the original Leased Premises shall equal the rent set forth in Section 3(a) above. During the New Primary Term, the Base Rent shall equal:

(i)	For the period commencing on the commencement date of the New Primary Term and ending 364 days thereafter, an amount calculated by multiplying the Purchase Price (as set forth in Section 2 of the Option Agreement, as hereinafter defined) by 10%. By way of example only, and not by way of limitation, if the right of first refusal is exercised by Tenant in December 2010, the Base Rent for the first year of the New Primary Term would be $1,550,000 [$15,500,000 Purchase Price multiplied by 10%]; if the right of first refusal is exercised by Tenant in January 2011, the Base Rent for the first year of the New Primary Term would be $1,554,000 [$15,540,000 Purchase Price multiplied by 10%].

(ii)	Beginning on the first anniversary of the commencement date of the New Primary Term, and on each subsequent anniversary of the commencement date of the New Primary Term, the Base Rent shall be increased to an amount determined by multiplying the Base Rent in effect for the immediately prior lease year by 102%.

(b) Landlord and Tenant shall enter into such New Lease within thirty (30) days following Tenant’s Acceptance. Prior to entering into any such New Lease, Landlord shall use commercially reasonable efforts to provide Tenant with a subordination, nondisturbance and attornment agreement from the holder of any mortgage with a lien on the Development in form and substance of Exhibit E attached hereto or other form and substance reasonably acceptable to Tenant and such lender.

(c) This subsection (c) shall apply whether or not the Grant Agreement has been executed during the Initial Lease Term. Landlord agrees that it shall not provide notice to Tenant of the Economic Lease Terms or to execute a lease with a third party for the Additional Space on or before May 1, 2010. Landlord further agrees that a lease with a third party for the Additional Space shall not be for a lease term in excess of ten (10) years and shall not contain a lease term that expires prior to the expiration of the Initial Lease Term under this Lease. Landlord agrees that any lease for any part or all of the Additional Space that is the subject of the right of first refusal in this Section 26 or that could result in a subtenancy upon Tenant’s exercise of its option to purchase or Landlord’s exercise of its Put right, both as described in the Option Agreement, shall be on commercially reasonable terms for similar facilities in central Indiana at the time such lease is being negotiated. The terms shall be deemed to be commercially reasonable if the base rent under such proposed lease is within 68% of the Base Rent as determined on a net present value basis (using a discount rate equal to the prime rate, as reported by the Wall Street Journal’s bank survey on such date) and the other terms are materially the same as this Lease. Landlord agrees that it shall not enter into any lease for a portion of the Expansion Space consisting of less than 75,000 square feet. Landlord agrees that it shall not enter into any lease for the Additional Space after Tenant exercises its Purchase Option (as defined in the Option Agreement).

27. Brokers. Landlord and Tenant each agree to indemnify and hold harmless one another against any loss, liability, damage or claim incurred by reason of any brokerage commission or finder’s fee alleged to be payable to anyone because of any act, omission or statement of the indemnifying party. Such indemnifying obligation shall be deemed to include the payment of reasonable attorneys’ fees and court costs incurred in defending any such claim.

28. Guaranty of Lease. Concurrent with Tenant’s execution and delivery of this Lease, Tenant shall cause Ener1, Inc., a Florida corporation, to execute and deliver a guaranty in favor of Landlord in the form attached hereto as Exhibit G.

29. Purchase Option and Put Agreement. Concurrent with the parties’ execution and delivery of this Lease, Landlord and Tenant shall execute and deliver the Purchase Option and Put Agreement in the form attached hereto as Exhibit H (“Option Agreement”).

[SIGNATURES ON FOLLOWING PAGES;
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed or caused the execution of this Lease by their respective officers duly authorized as of the day and year first above written.

Landlord:
PARK 70 PARTNERS, L.P.,
a Delaware limited partnership
By:	PARK 70 ASSOCIATES, LLC, its General Partner
By: BROWNING INVESTMENTS, INC., an Indiana corporation, its Manager
By: Printed: Title:

Tenant:

ENERDEL, INC.,

a Delaware corporation

By:
Printed:
Title:

Browning Construction, Inc. is hereby made a party to this Lease with respect to its compliance with Sections 4 and 8 of this Lease.

BROWNING CONSTRUCTION, INC.,
an Indiana corporation

By:
Printed:
Title:

LIST OF EXHIBITS

EXHIBIT A

(Floor Plan Indicating Leased Premises)

EXHIBIT B

(Real Estate)

EXHIBIT C

(Workletter Agreement)

EXHIBIT D

(Letter Agreement)

EXHIBIT E

(Subordination Agreement)

EXHIBIT F

(Estoppel Certificate)

EXHIBIT G

(Guaranty of Lease)

EXHIBIT H

(Purchase Option and Put Agreement)
EXHIBIT A

(Floor Plan Indicating Leased Premises)

EXHIBIT B

(Real Estate)

Lot 1, Final Plat for Mount Comfort Business Park, dated October 15, 2008, and recorded in the office of the Recorder of Hendricks County, Indiana, as Instrument Number 080010913 in Plat Cabinet C, Slide 277

EXHIBIT C
WORKLETTER AGREEMENT

RE:	Workletter Agreement for western 211,500
gross square feet in Building 1, Axcess70,
Mount Comfort, Hancock County, Indiana.
	Tenant: Landlord: Date:	EnerDel, Inc. Park 70 Partners, L.P. February , 2010

Tenant and Landlord are executing simultaneously with this Workletter Agreement (the “Workletter Agreement”) a lease (“Lease”), covering the space referred to above, as more particularly described in the Lease (“Leased Premises”). All terms used herein with initial capital letters and not otherwise defined herein shall have the same meaning as in the Lease.

To induce Tenant to enter into the Lease and in consideration of the covenants hereinafter contained, Landlord and Tenant mutually agree as follows:

1.	Landlord shall, subject to and in accordance with the provisions of this Workletter Agreement, cause Browning Construction, Inc. (“BCI”) to construct a demising wall in the Building separating the Leased Premises from the remaining portion of the Building, which work shall hereinafter be referred to as the “Landlord’s Work.”

2.	Landlord shall, and shall cause BCI to: (a) perform the Landlord’s Work in a good and workmanlike manner and in compliance with all applicable federal, state, county or other governmental laws, statutes, rules, regulations, commitments, codes, orders and ordinances of any governmental authority, department or agency, including, without limitation, zoning ordinances and The American with Disabilities Act and the rules, regulations, guidelines, and orders promulgated or entered thereunder as supplemented or amended from time to time (collectively, the “Laws”); and (b) complete the Landlord’s Work free of all mechanics’ and materialmens’ liens.

3.	Landlord shall cause BCI to obtain two (2) bids for the cost of the Landlord’s Work from licensed and professional contractors reasonably acceptable to BCI and advise Tenant of same within ten (10) days after BCI’s receipt of the bids. Landlord shall, within ten (10) days from its receipt of the two (2) bids for the cost of the Work, select, in consultation with BCI and Tenant, one (1) of the two (2) bids and the contractor submitting said bid. The cost of the Landlord’s Work shall be the amount of the accepted bid.

4.	Landlord and Tenant shall share equally the cost of Landlord’s Work. Tenant’s one-half portion of such costs, shall be paid to Landlord within ten (10) days after completion of Landlord’s Work.

5.	All materials and installations constructed pursuant to this Workletter Agreement shall become the property of the Landlord upon installation. No refund, credit or removal of said items shall be permitted at the termination of the Lease, except for the removal of those items or improvements which Landlord requires Tenant to remove at the expiration or earlier termination of the Lease pursuant to Section 19 of the Lease.

6.	No part of the Leased Premises shall be deemed unavailable for occupancy by Tenant due to the non-completion of Landlord’s Work. Tenant’s obligation to pay Rent beginning on the Commencement Date shall not be affected by any non-completion of Landlord’s Work.

This Workletter Agreement constitutes all of Landlord’s agreement with Tenant with respect to the work to be performed by Landlord on Tenant’s behalf in the Leased Premises, and no additional agreements or obligations shall be effective unless signed by both Landlord and Tenant.

Landlord:
PARK 70 PARTNERS, L.P.,
a Delaware limited partnership
By:	PARK 70 ASSOCIATES, LLC, its General Partner

By: BROWNING INVESTMENTS, INC., an Indiana corporation, its Manager

By:
Printed:
Title:

Tenant:

ENERDEL, INC.,

a Delaware corporation

By:
Printed:
Title:

EXHIBIT D
Letter Agreement

THIS AGREEMENT is made as of the        day of      , 2010 by and between Park 70 Partners, L.P., a Delaware limited partnership (“Landlord”), and EnerDel, Inc., a Delaware corporation (“Tenant”).

WHEREAS, by that certain Lease (hereinafter called “Lease”) made as of February   , 2010, Landlord leased to Tenant certain premises (the “Leased Premises”) known as the western half of Building 1 located at Axcess70, Mount Comfort, Hancock County, Indiana; and

WHEREAS, Landlord and Tenant now desire to set forth the Commencement Date of the term of the Lease and to acknowledge Tenant’s acceptance of the Leased Premises.

NOW, THEREFORE, Landlord and Tenant do hereby agree as follows:

1.	Tenant has accepted possession of the Leased Premises.

2.	Landlord has completed the Landlord’s Work.

3.	The term of the Lease commenced on , 2010 and shall expire on , 2012, unless sooner terminated or extended as provided therein.

4.	Except as hereby amended, the Lease shall continue in full force and effect in accordance with its terms.

5.	This Agreement shall be binding on the parties hereto, their heirs, executors, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the day and year first above written.

Landlord:
PARK 70 PARTNERS, L.P.,
a Delaware limited partnership
By:	PARK 70 ASSOCIATES, LLC, its General Partner

By: BROWNING INVESTMENTS, INC., an Indiana corporation, its Manager

By:
Printed:
Title:

Tenant:

ENERDEL, INC.,

a Delaware corporation

By:
Printed:
Title:

EXHIBIT E

SUBORDINATION, NON-DISTURBANCE AND
ATTORNMENT AGREEMENT

THIS AGREEMENT dated the        day of       , 20      , between      , a[n]      (“Mortgagee”), and EnerDel, Inc., a Delaware corporation (“Tenant”),

WITNESSES:

WHEREAS, Tenant has entered into that certain Lease dated the        day of February, 2010 (the “Lease”) leasing certain premises known as the western 211,500 gross square feet of Building 1, Axcess 70, Mount Comfort, Hancock County, Indiana, as more particularly described in the Lease (hereinafter referred to as the “Leased Premises”);

WHEREAS, Mortgagee has agreed to make a mortgage loan in the amount of        Dollars ($     ) (the “Mortgage”) to Park 70 Partners, L.P., a Delaware limited partnership, the Landlord under the Lease;

WHEREAS, Tenant desires to be assured of the continued use and occupancy of the Leased Premises under the terms of the Lease in the event of a foreclosure of the Mortgage; and

WHEREAS, Mortgagee agrees to such continued use and occupancy by Tenant provided that Tenant agrees to recognize and attorn to Mortgagee or the purchaser in the event of foreclosure or otherwise.

NOW, THEREFORE, in consideration of the premises and the sum of Ten Dollars ($10.00) by each party in hand paid to the other, receipt of which is hereby acknowledged, it is hereby mutually covenanted and agreed as follows:

1.	The Lease is and shall be subject and subordinate to the Mortgage and to all renewals, modifications, consolidations, replacements and extensions of the Mortgage, to the full extent of amounts secured thereby and interest thereon.

2.	Tenant agrees that in the event any proceedings are brought for the foreclosure of the Mortgage, it will attorn to the purchaser at such foreclosure sale and recognize such purchaser as substitute Landlord, provided that such purchaser shall have assumed and agreed to be bound by the terms and conditions of the Lease, except that in no event shall such purchaser be liable for any act or omission of any prior Landlord or be subject to any offsets or defenses which Tenant may have against any prior Landlord, except that: (i) such purchaser shall be responsible to cure defaults of a continuing nature of which such purchaser receives notice and which are capable of being cured by purchaser; (ii) such purchaser shall be liable for the return of rental security deposits, if any, paid by Tenant pursuant to the terms of the Lease; and (iii) Tenant shall receive a credit for the Prepaid Rent for months 23 and 24 of the Initial Lease Term as provided in the Lease.

3.	In the event it should become necessary to foreclose the Mortgage or Mortgagee should otherwise come into possession of the Leased Premises, Mortgagee will not join Tenant under the Lease in summary or foreclosure proceedings and will not disturb the use and occupancy of Tenant under the Lease so long as Tenant is not in default under any of the terms, covenants or conditions of the Lease beyond any applicable notice and/or cure periods.

4.	Tenant agrees to give Mortgagee, by certified or registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice, Tenant has been notified in writing of the address of Mortgagee. Tenant further agrees that Mortgagee shall have the right to cure any such default on behalf of the Landlord and shall be entitled to additional time to cure such default, as may be reasonably required.

5.	Tenant agrees that it will not, without the prior written consent of Mortgagee, (a) modify the Lease; (b) terminate the Lease except as provided by its terms; or (c) except for the Prepaid Rent for months 23 and 24 of the Initial Lease Term, make a prepayment in excess of one (1) month of any rent thereunder. Any such purported action without such consent shall be void as against Mortgagee.

The provisions of this Agreement are binding upon and shall inure to the benefit of the heirs, successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed these presents the day and year first above written.

MORTGAGEE:

By:
Printed:
Title:

[Add Notary]

TENANT:

EnerDel, Inc., a Delaware corporation

By:
Printed:
Title:

STATE OF	) ) SS:
COUNTY OF	)

Before me, a Notary Public in and for the State of       , personally appeared      , the        EnerDel, Inc., a Delaware corporation, who acknowledged the execution of the foregoing instrument on behalf of said corporation.

WITNESS my hand and Notarial Seal this day of February, 2010.
(SEAL)	(signature)

(printed name) NOTARY PUBLIC

My Commission Expires:	County of Residence:

This instrument was prepared by and upon recording return to Jeffery C. Dack, Ice Miller LLP, One American Square, Suite 2900, Indianapolis, IN 46282-0200.

I affirm, under the penalties for perjury, that I have taken reasonable care to redact each Social Security number in this document, unless required by law. Jeffery C. Dack

EXHIBIT F
ESTOPPEL CERTIFICATE

TO:

6.	The undersigned is the [tenant/landlord] under that certain Lease dated February , 2010, by and between Park 70 Partners, L.P., a Delaware limited partnership, as landlord (“Landlord”) and EnerDel, Inc., a Delaware corporation, as tenant (the “Lease”), covering those certain premises commonly known and designated as the western 211,500 gross square feet in Building 1 located at Axcess 70, Mount Comfort, Hancock County, Indiana (the “Leased Premises”).

7.	The Lease and the Purchase Option and Put Agreement is the only Lease or agreement between the undersigned and Landlord affecting the Leased Premises and has not been modified, changed, altered or amended in any respect (except as indicated following this sentence). If none, state “none.”

8.	The undersigned has made no agreements with Landlord or its agents or employees concerning free rent, partial rent, rebate of rental payments or any other type of rental concession (except as indicated following this sentence). If none, state “none.”

9.	The undersigned has accepted and now occupies the Leased Premises. The Lease term began , 2010, and rent has been paid to and including , 20 in conformity with the Lease. No rent has been prepaid for more than one (1) month other than the deposit of the Prepaid Rent for months 23 and 24 of the Initial Lease Term pursuant to the terms of the Lease. The Base Rent being paid pursuant to the Lease is ($ ) per month. If the Tenant’s interest under the Lease has been assigned, or all or any portion of the Leased Premises is sublet, or any interest in the Lease or the Leased Premises has otherwise been transferred, the undersigned shall provide a copy of such assignment, sublease, or transfer document upon request.

10.	The Landlord Work has been completed in accordance with the terms of the Workletter attached to Lease as Exhibit C.

11.	Except as contained in the Lease and the Purchase Option and Put Agreement, the undersigned does not have, any right of first refusal, right of first opportunity or similar right to lease any additional space in the building in which the Leased Premises is located.

12.	Except as contained in the Lease and the Purchase Option and Put Agreement, the undersigned does not have, any outstanding options or rights of first refusal to purchase the Leased Premises or any part thereof or all or any part of the real property of which the Leased Premises is a part.

13.	No actions, whether voluntary or otherwise, are pending against the undersigned under the bankruptcy laws of the United States or any State thereof.

14.	The Lease is in full force and effect, and to the undersigned’s knowledge, the undersigned currently has no valid defenses, counterclaims, off-sets, credits, deductions in rent, or claims against the enforcement of any of the agreements, terms, or conditions of the Lease, except with respect to the deposit of the Prepaid Rent for months 23 and 24 of the Initial Lease Term pursuant to the terms of the Lease.

15.	The person executing this Tenant Estoppel Certificate on behalf of the undersigned represents that he/she is duly authorized to execute the same on behalf of such party.

Dated this        day of        , 20      .

By:
Printed:
Title:

EXHIBIT G

GUARANTY

This Guaranty executed this        day of February, 2010, by Ener1, Inc., a Florida corporation (hereinafter referred to as “Guarantor”) in favor of Park 70 Partners, L.P., an Indiana limited partnership (hereinafter referred to as “Landlord”).

WITNESSETH:

WHEREAS, concurrently herewith, Landlord and EnerDel, Inc., a Delaware corporation (“Tenant”), are entering into (a) a certain Lease (the “Lease”), with respect to certain premises located in Axcess70, Mount Comfort, Hancock County, Indiana (the “Leased Premises”), and (b) a certain Purchase Option and Put Agreement (the “Agreement”), with respect to certain premises of which the Leased Premises are a part; and

WHEREAS, Guarantor will be economically benefited by the Lease and the Agreement; and

WHEREAS, as an inducement for Landlord to enter into the Lease and the Agreement with Tenant, Guarantor has agreed to guarantee: (i) the payment of all rentals and other payments to be made by Tenant under the Lease and/or the Agreement; and (ii) the full performance and observance by Tenant of the terms, covenants, conditions and agreements provided in the Lease and/or the Agreement to be performed and observed by Tenant, upon the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing, Guarantor hereby covenants and agrees as follows:

For value received and in consideration of the Lease, Guarantor hereby absolutely, unconditionally and personally guarantees: (i) the payment of all rentals and other payments to be made by Tenant under the Lease and/or the Agreement; (ii) the full performance and observance by Tenant of all the terms, covenants, conditions and agreements provided in the Lease and/or Agreement to be performed and observed by Tenant; and (iii) the payment of all expenses, including attorneys’ fees and legal expenses, paid or incurred by Landlord in endeavoring to collect or enforce the payments, performance and/or observance referred to in (i) or (ii) above or any part thereof or in enforcing this Guaranty (all of the foregoing are hereinafter individually and collectively referred to as the “Obligations”).

This Guaranty shall be an absolute and unconditional guaranty and shall remain in full force and effect as to the Guarantor until all of the Obligations have been paid and satisfied in full; even though the Lease Term may have expired and/or Tenant’s possession of the Leased Premises may have terminated. In the event that Landlord is required to disgorge, return or refund any Obligation after the termination of this Guaranty, this Guaranty and Guarantor’s obligations hereunder with respect thereto shall be reinstated. Any assignment of the Lease and/or Agreement or any subletting of the Leased Premises shall not release or relieve the Guarantor from its liability hereunder.

Landlord may, from time to time, without notice to the Guarantor: (a) retain or obtain a security interest in any property of Tenant or a security deposit to secure any of the Obligations or any obligation hereunder; (b) retain or obtain the primary or secondary liability of any entity or entities, in addition to the Guarantor, with respect to any of the Obligations; (c) extend or renew for any period (whether or not longer than the original period), alter, amend or exchange the Lease, the Agreement or any of the Obligations; (d) release, waive or compromise any liability of the Guarantor hereunder or any liability of any other entity or entities primarily or secondarily liable on any of the Obligations; (e) release or impair any security interest or lien, if any, in all or any property securing any of the Obligations or any obligation hereunder and permit any substitution or exchange for any such property; or (f) resort to the Guarantor for payment of any of the Obligations, whether or not Landlord shall have resorted to any property securing any of the Obligations or any obligation hereunder or shall have proceeded against Tenant or any other entity or entities primarily or secondarily liable on any of the Obligations. No such action or failure to act by Landlord shall affect the Guarantor’s liability hereunder in any manner whatsoever. Any amount received by Landlord from whatsoever source and applied by it toward the payment of the Obligations shall be applied in such order of application as Landlord may from time to time elect.

The Guarantor hereby expressly waives: (a) notice of the acceptance of this Guaranty; (b) notice of the existence, creation, amount, modification, amendment, alteration or extension of the Lease or all or any of the Obligations, whether or not such notice is required to be given to Tenant under the terms of the Lease and/or Agreement; (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever; (d) any benefit of any valuation, appraisement, homestead or other exemption laws, now or hereafter in effect in any jurisdiction in which enforcement of this Guaranty is sought; (e) all diligence in collection, perfection or protection of or realization upon the Obligations or any obligation hereunder, or any security for any of the foregoing; and (f) any rights of subrogation against the Tenant or any other party or parties primarily or secondarily liable on any of the Obligations.

No delay on the part of Landlord in the exercise of any right or remedy shall operate as a waiver thereof, and no final or partial exercise by Landlord of any right or remedy shall preclude other or further exercises thereof or the exercises of any other right or remedy.

The validity of this Guaranty and the obligations of the Guarantor hereunder shall not be terminated, affected or impaired by reason of any action which Landlord may take or fail to take against Tenant or by reason of any waiver of, or failure to enforce, any of the rights or remedies reserved to Landlord in the Lease and/or Agreement, or otherwise, or by reason of the bankruptcy or insolvency of Tenant and whether or not the term of the Lease and/or Agreement shall be terminated by reason of said bankruptcy or insolvency. If Tenant should become the subject of a case under the Bankruptcy Code (11 U.S.C. § 101 et seq.) (a “Bankruptcy Case”), for the purposes of this Guaranty, the amount of the Obligations shall not be limited or capped by operation of 11 U.S.C. § 502(b)(6) but shall be in the full amount that would otherwise be payable under the provisions of the Lease and the law of Indiana had no such Bankruptcy Case been commenced.

This Guaranty and the term “Lease” as used herein shall extend to and include any “New Lease” as such term is defined in the Lease and any “Substitute Lease” as such term is defined in the Agreement.

Each person executing this Guaranty other than on behalf of themselves represents and warrants that he or she has been duly authorized to execute and deliver this Guaranty by the entity on whose behalf they are signing.

In the event of an assignment of the Lease to a third party that is not an affiliate of Guarantor, Guarantor shall be released from this Guaranty in the event that such assignee, or a replacement guarantor of the Lease has a net worth at least equal to that of Guarantor, as of the date of the execution of the Lease.

IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of the day and year first above written.

Ener1, Inc., a Florida corporation

By:
Printed:
Title:

EXHIBIT H
PURCHASE OPTION AND PUT AGREEMENT

THIS PURCHASE OPTION AND PUT AGREEMENT (this “Agreement”) is made and entered into as of this      day of February, 2010 by and among Park 70 Partners, L.P., a Delaware limited partnership (“Park 70”), and EnerDel, Inc., a Delaware corporation (“EnerDel”).

WITNESSETH:

WHEREAS, Park 70, as landlord, and EnerDel, as tenant, have entered into that certain Lease dated of even date herewith (the “Lease”);

WHEREAS, capitalized terms used but not defined in this Agreement shall have the meaning ascribed thereto in the Lease;

WHEREAS, pursuant to the Lease, EnerDel leases from Park 70 a portion of the Building which is constructed on the parcel of real estate described on Exhibit A attached hereto and incorporated herein by this reference (the “Real Estate”);

WHEREAS, the Building, Real Estate and Improvements are collectively referred to herein as the “Development;”

WHEREAS, EnerDel or its Affiliate has been awarded a grant from the United States Department of Energy (“DOE”) for not less than $118,000,000 (the “Grant”);

WHEREAS, DOE and EnerDel or its Affiliate are currently negotiating an agreement for the funding and disbursement of the Grant (the “Grant Agreement”);

WHEREAS, the parties desire to execute and deliver this Agreement in order to induce both Park 70 and EnerDel to enter into the Lease;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein and in the Lease, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

1. Grant of Purchase Option. Park 70 grants and conveys to EnerDel an exclusive and irrevocable option (the “Purchase Option”) to purchase, at the Purchase Price (defined below), the Development, at any time during the period commencing on the date that DOE and EnerDel execute the Grant Agreement and expiring at 5:00 p.m. east coast time on December 31, 2011 (as defined in the Lease) (the “Purchase Option Period”). This Agreement shall be void and of no force or effect whatsoever in the event that DOE and EnerDel do not execute the Grant Agreement prior to December 31, 2011. EnerDel may exercise the Purchase Option at any time prior to the expiration of the Purchase Option Period by giving written notice to Park 70 of such election to exercise the Purchase Option (“Purchase Option Exercise Date”). The Lease and Park 70’s and EnerDel’s relationship of Landlord and Tenant shall survive the exercise of the Purchase Option until the closing.

2. Purchase Price. The purchase price (the “Purchase Price”) for the Development shall be Fifteen Million Five Hundred Thousand Dollars ($15,500,000), which amount shall be increased, however, at a monthly rate of Forty Thousand Dollars ($40,000) for each month after December 2010, until the actual consummation of the transfer and conveyance of the Development (the “Closing”) occurs (the “Closing Date”), provided, however, that the Purchase Price shall not exceed Sixteen Million Dollars ($16,000,000). The $40,000 monthly increase shall be prorated daily for the month in which the Closing Date occurs, if applicable. By way of example only, and not by way of limitation, if the Closing Date occurs on January 15, 2011, the Purchase Price would be $15,519,354.84 [$15,500,000 initial Purchase Price plus the product of $40,000 times the quotient of the days in January prior to and including the Closing Date divided by the total days in January]. EnerDel shall, within five (5) days after giving written notice to Park 70 of such election to exercise the Purchase Option, tender to a national title insurance company, the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Earnest Money”). The Earnest Money shall be applied to the Purchase Price and shall be credited first to any portion thereof payable in cash at the Closing. The Earnest Money shall be paid immediately to Park 70 in the event EnerDel fails to close on the Closing Date and Park 70 has not defaulted in its obligations under this Agreement.

3. Closing. The Closing Date shall be on a date set by EnerDel and subject to Section 5 below, in no event shall the Closing Date be later than ninety (90) days after the Purchase Option Exercise Date (“Option Closing Date Deadline”). At Closing, Park 70 shall deliver to EnerDel: (a) a fully executed limited warranty deed conveying fee simple title to the Development, subject to the lien of non-delinquent real estate taxes and assessments, and all easements, restrictions, covenants, conditions of record prior to the date hereof, all matters which EnerDel has created or approved, and any third party lease entered into by Park 70 pursuant to Section 26 of the Lease; (b) a vendor’s affidavit in a form and substance sufficient to allow the title insurer to delete all standard exceptions from its policy of title insurance; (c) a non-foreign affidavit in a form and substance required by applicable law; (d) an Indiana Sales Disclosure form; and (e) any other documents or certificates required by law or customary to consummate the sale and purchase of the Development (collectively, the “Closing Documents”). EnerDel shall assume and agree to pay (a) all assessments first becoming a lien after the Closing Date; (b) the costs of recording the deed; (c) the costs of curing any and all title objections which EnerDel may have, other than the cost of removing any mortgages or other monetary liens on the Development; (d) the legal fees of its counsel relating to the conveyance of the Development; (e) its pro rata portion of the real estate taxes assessed for and becoming a lien during the calendar year in which closing occurs (based upon the number of days remaining in such calendar year after the Closing Date); and (f) the cost of any updated survey of the Development, if EnerDel elects to have such survey updated. Park 70 shall pay (i) its pro rata portion of the real estate taxes assessed for and becoming a lien during the calendar year in which closing occurs (based upon the number of days in such calendar year prior to and including the Closing Date) and all prior real estate taxes; (ii) the cost of an owner’s policy of title insurance; and (iii) the legal fees of its counsel relating to the conveyance of the Development. The most current tax rate and assessed value shall be used for purposes of proration under this paragraph if the applicable tax rate and assessed value have not been determined and shall be reprorated within thirty (30) days after the actual tax rate and assessed value is published by the appropriate governmental authority. In the event that Park 70 has leased any portion of the Development to a third party in compliance with Section 26 of the Lease, EnerDel shall assume such lease(s) with respect to matters first arising after the Closing; and Park 70 shall indemnify and hold EnerDel harmless from and against any damages, costs or expenses, including reasonable attorneys’ fees, incurred by EnerDel as a result of claims or matters first arising under any such lease prior to the Closing; and EnerDel shall indemnify and hold Park 70 harmless from and against any damages, costs or expenses, including reasonable attorneys’ fees, incurred by Park 70 as a result of claims or matters first arising under any such lease after the Closing; and Park 70 shall credit to EnerDel at the Closing the total amount of base or fixed rent and other changes (such as, but not limited to, taxes, insurance and common expenses) actually paid by such tenant(s) pursuant to such lease(s) (collectively, “Rents”) for the calendar month in which the Closing occurs, prorated for number of days during such calendar month from, including and after the Closing, and (ii) all security deposits and prepaid and overpaid Rents, if any.

4. Title. EnerDel shall have the right to examine title to the Development, but shall have no right to object to the state of title, and Park 70 shall have no obligation to cure any title defects, except for: (a) items of record that were executed or caused by Park 70 and recorded after the date hereof without EnerDel’s consent or approval and that are objected to by EnerDel; and (b) the cost of removing any mortgages or mechanics liens on the Development resulting from Park 70’s actions.

5. Failure of Closing to Occur. In the event that the Option Closing Date Deadline is scheduled to occur after the expiration of the Initial Lease term, the Initial Lease Term shall be extended to the Option Closing Date Deadline. If the Closing fails to occur by the Option Closing Date Deadline as a result of (a) the inability of Park 70 to obtain a release of the Development from the lien of any lender holding a mortgage encumbering the Development or any other cause despite best efforts by Park 70, or (b) the inability of EnerDel to close despite best efforts by EnerDel, then either party may extend the Option Closing Date for thirty (30) days by written notice thereof to the other party, and the Initial Lease Term shall be extended for an additional thirty (30) days if the Initial Lease Term would otherwise expire, provided however, if Park 70 extends such date pursuant to this Section, there shall be no increase in the Purchase Price as a result of such extension.

6. Put. In the event that DOE and EnerDel execute the Grant Agreement prior to December 31, 2011, and EnerDel does not exercise the Purchase Option on or before the expiration of the Purchase Option Period, then such Purchase Option shall automatically convert to a put to EnerDel to lease the Development at the Put Rent (as defined below) and on the Put Terms (as defined below) (the “Put”), which Put may be exercised by Park 70 in its sole and absolute discretion, by giving written notice to EnerDel within ninety (90) days after the expiration of the Purchase Option Period (the “Put Option Period”), requiring that EnerDel lease the Development at the Put Rent and on the Put Terms. The Put Rent shall equal annual base rent of $1,459,350 for the first year of the Put, with annual increases of 2% for each year thereafter. The Put Terms shall require a lease term of 15 years (commencing on the expiration date of the Initial Lease Term under the Lease and referred to as the “New Lease Term”), cover the entire Development and contain the other terms and provisions of the Lease and such other provisions as are appropriate under the circumstances and agreed to by Park 70 and EnerDel. If Park 70 exercises its Put, Park 70 and EnerDel shall enter into a new lease (“Substitute Lease”) within thirty (30) days after the Put is exercised by Park 70 (the “Put Closing Date Deadline”), which new lease shall contain the Put Rent and Put Terms. If the Initial Lease Term would otherwise expire prior to the expiration of the Put Option Period or the Put Closing Date Deadline if the Put is exercised by Park 70, then the Initial Lease Term shall be extended, as applicable, to (x) thirty (30) days after the Put Option Period if Park 70 does not exercise its Put or (y) the Put Closing Date Deadline if the Put is exercised by Park 70. Park 70 shall use commercially reasonable efforts to provide EnerDel with a subordination, nondisturbance and attornment agreement from the holder of any mortgage granted by Park 70 with a lien on the Leased Premises in a form and substance of Exhibit E to the Lease or other form and substance reasonably acceptable to EnerDel and such lender. If Park 70 has leased any portion of the Additional Space (as defined in the Lease) to a third party prior to Park 70’s exercise of the Put, such third-party lease shall become a sublease between EnerDel, as sublandlord, and the third-party tenant, as subtenant.

7. Memorandum of Option. The parties hereto shall not record this Agreement, but each party shall execute upon the request of the other, a memorandum of this Agreement suitable for recording in the real estate records of Hancock County, Indiana.

8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, transferees, heirs, successors, and permitted assigns. EnerDel shall not assign, transfer or convey its rights under this Agreement without Park 70’s prior written consent unless it is assigned along with an assignment by EnerDel of the Lease per the terms of the Lease.

9. Modifications. No change or modification of this Agreement shall be valid or binding upon any party hereto, nor shall any term or condition of this Agreement be considered waived by any party, unless such change or modification or waiver shall be in writing and signed by the party to be charged.

10. Counterparts. For the convenience of the parties hereto, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

11. Further Assurances. The parties hereto agree to execute such further documents, instruments and other agreements as may be reasonably requested by the other party to carry out and implement the intent hereof.

12. Construction. This Agreement shall be governed by, and construed and enforceable in accordance with, the laws of the State of Indiana. The titles of the paragraphs herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein.

13. Consent to Jurisdiction. The parties hereto hereby irrevocably submit to the jurisdiction of any Indiana State or Federal court sitting in Indiana and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement, and the parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such Indiana State court or in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and consent to service of process by mail.

14. Notices. Any notice, election or other communication provided for or required by this Agreement shall be in writing and shall be delivered by hand, by nationally recognized air courier service, by certified or registered mail, return receipt requested, postage prepaid, or by facsimile or email transmission followed by delivery of the hard copy of such communication by air courier service or mail as aforesaid, addressed to the party to whom such notice is intended to be given at such address as such person may have previously furnished in writing to the other party or to such party’s last known address. In the case of any communication which requires a response within a specified period of time pursuant to the terms of this Agreement, the time period in which such response must be given shall commence upon the date of actual receipt of a hard copy of any such communication. Delivery to any officer, partner, agent or employee of a party at the designated address of such party shall constitute actual receipt for purposes hereof. Until receipt of written notice to the contrary, the parties’ addresses for notices shall be:

PARK 70

c/o Browning Investments, Inc.
6100 West 96th Street, Suite 250
Indianapolis, IN 46278 Attention: Facsimile:	Mr. David Gabovitch (317) 344-7400
with a copy to:

Baker & Daniels LLP
600 East 96th Street, Suite 600
Indianapolis, IN 46240 Attention: Facsimile:	Joseph M. Scimia (317) 569-4800

ENERDEL

EnerDel, Inc. 1540 Broadway, Suite 25C New York, NY 10036
Attention: Nicholas Brunero, Vice President and General Counsel
Facsimile:	(212) 920-3510
with a copy to:

EnerDel, Inc.
8740 Hague Rd., Building 7
Indianapolis, Indiana 46256
Attention: Facsimile:	Robert Kamischke (317) 585-3444

[SIGNATURES ON FOLLOWING PAGES;
REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

PARK 70:
PARK 70 PARTNERS, L.P.,
a Delaware limited partnership
By:	PARK 70 ASSOCIATES, LLC, its General Partner

By: BROWNING INVESTMENTS, INC., an Indiana corporation, its Manager

By:
Printed:
Title:

ENERDEL:

ENERDEL, INC.,

a Delaware corporation

By:
Printed:
Title:

Exhibit A
Legal Description of Real Estate

Lot 1, Final Plat for Mount Comfort Business Park, dated October 15, 2008, and recorded in the office of the Recorder of Hendricks County, Indiana, as Instrument Number 080010913 in Plat Cabinet C, Slide 277

I/2424963.9